                                                                 Exhibit 10.37
--------------------------------------------------------------------------------
                                OPEN ACCESS PLANS
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                     AMENDED AND RESTATED OPEN ACCESS PLANS
                                       OF
                           JAZZ CASINO COMPANY, L.L.C.

               SUBMITTED TO THE COUNCIL OF THE CITY OF NEW ORLEANS
                                       ON
                                OCTOBER 15, 1998







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                                TABLE OF CONTENTS

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                                                                                                               Page
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
EXECUTIVE SUMMARY.................................................................................................i
GLOSSARY........................................................................................................vii
I.     GENERAL....................................................................................................1
         A.       OVERVIEW........................................................................................1
         B.       OPEN ACCESS OBJECTIVES..........................................................................2
         C.       RESPONSIBILITY..................................................................................3
         D.       ENFORCEMENT.....................................................................................3
         E.       NEWCORP.........................................................................................3
         F.       CONTRIBUTIONS TO PUBLIC SUPPORT EFFORTS.........................................................6
         G.       USE OF MBE/WBE/DBE FINANCIAL INSTITUTIONS.......................................................9
         H.       BUSINESS DEVELOPMENT ADVISORY COMMITTEE.........................................................9
         I.       MINORITY INDIVIDUALS AND WOMEN.................................................................10
         J.       GOAL REASSESSMENTS AND OVERALL REVIEWS AND REASSESSMENTS.......................................10

II.      OPEN ACCESS PLAN FOR CONSTRUCTION OF THE CASINO.........................................................15
         A.       EMPLOYMENT COMPONENT FOR CONSTRUCTION OF THE CASINO
                   ..............................................................................................15
                  1.       Introduction..........................................................................15
                  2.       Open Access Employment Objectives.....................................................15
                  3.       Open Access and Non-discrimination....................................................17

                  4.       Program Implementation and Compliance-Oriented Efforts................................18
                  5.       Reporting.............................................................................28
                  6.       Responsibility........................................................................31
         B.       CONTRACTING COMPONENT FOR CONSTRUCTION OF THE CASINO
                   ..............................................................................................31
                  1.       Introduction..........................................................................31
                  2.       Open Access Contracting Objectives....................................................31
                  3.       Open Access and Non-Discrimination....................................................32
                  4.       Memorandum of Understanding...........................................................32
                  5.       Bidding Requirements..................................................................33
                  6.       Program Implementation and Compliance-Oriented Efforts................................33
                  7.       Compliance-Oriented Efforts Standards for Construction General Contractors and
                           Subcontractors........................................................................40
                  8.       Reporting.............................................................................43
                  9.       Certification.........................................................................47
                  10.      Responsibility........................................................................47

III.     OPEN ACCESS PLAN FOR OPERATION OF THE CASINO............................................................47
         A.       EMPLOYMENT COMPONENT FOR OPERATION OF THE CASINO
                   ..............................................................................................48
                  1.       Introduction..........................................................................48
                  2.       Open Access Employment Objectives.....................................................48
                  3.       Open Access and Non-Discrimination....................................................49


                  4.       Program Implementation and Compliance-Oriented Efforts................................50
                  5.       Reporting.............................................................................64
                  6.       Responsibility........................................................................67
         B.       CONTRACTING COMPONENT FOR OPERATION OF THE CASINO
                   ..............................................................................................68
                  1.       Introduction..........................................................................68
                  2.       Open Access Contracting Objectives....................................................68
                  3.       Open Access and Non-Discrimination....................................................69
                  4.       Program Implementation and Compliance-Oriented Efforts................................70
                  5.       Reporting.............................................................................75
                  6.       Certification.........................................................................80
                  7.       Responsibility........................................................................80



                                    GLOSSARY

1. Amended and Restated Lease Agreement: means that certain Amended and Restated Lease Agreement approved by the City Council on October 15, 1998, and effective as of the effective date of HJC's Third Amended Joint Plan of Reorganization, as modified, by and among the City, RDC and JCC to which the Open Access Program is attached as Exhibit "C".

2. Business Development Advisory Committee: means the Business Development Advisory Committee described in Part I, Subpart H of these Open Access Plans.

3. Casino Construction Advisory Committee: means the Casino Construction Advisory Committee described in Part II, Subpart A.4.b.i. of these Open Access Plans.

4. Casino Employment Advisory Committee: means the Casino Employment Advisory Committee described in Part III, Subpart A.4.d.ii. of these Open Access Plans.

5.       City: means the City of New Orleans.

6.       City Council: means the Council of the City of New Orleans.

7. Control: shall be determined by reference to factors such as the following:

         a.       status as employees, officers or directors of the business;

         b.       control over the management of the business;

         c.       authorization to sign checks on the business' bank accounts;

         d.       participation in significant decisions affecting the business;

         e. authority with respect to profit sharing, pension and stock option plans; and

         f.       authority with respect to setting salaries and bonuses.

8. Disadvantaged Business Enterprise ("DBE"): means a business that is at least fifty-one percent (51%) owned and controlled by one or more Disadvantaged Individuals. An individual and/or business may also be considered disadvantaged, regardless of race, gender or ethnicity, if the social and/or economic circumstances of the business or individual warrant such designation. JCC will use standards currently used by the Small Business Administration to evaluate economic circumstances. Under these criteria, consideration of an applicant who is not included in any of the groups cited in the definition of Disadvantaged Individual in this glossary will be made on a case-by-case basis. The applicant will have the responsibility of proving that he/she warrants the designation as a disadvantaged business based on his/her present economic and social circumstances.

9. Disadvantaged Individual: means an individual whose ability to compete for jobs or compete in the free enterprise system is impaired because of constraints on the following:

         a. Lack of opportunity to join professional and business organizations;

         b. Lack of ability to raise capital and obtain credit or bonding capacity;

         c.       Lack of educational opportunities; and

         d.       Lack of training, employment and promotion opportunities. An individual and/or business may also be considered disadvantaged, regardless of race, gender or ethnicity, if the social and/or economic circumstances of the business or individual warrant such designation. JCC will use standards currently used by the Small Business Administration to evaluate economic circumstances. Under these criteria, consideration of an applicant who is not included in any of the groups cited in this definition will be made on a case-by-case basis. The applicant will have the responsibility of proving that he/she warrants the designation as a disadvantaged individual or business based on his/her present economic and social circumstances.

10. Effective Date: means the effective date of HJC's Third Amended Joint Plan of Reorganization, as modified. 11. GDA: means that certain Amended and Restated General Development Agreement by and among the City, RDC and JCC dated of even date with the Amended and Restated Lease Agreement.

12.      HJC: means Harrah's Jazz Company, a Louisiana general partnership.

13. HNOMC: means Harrah's New Orleans Management Company, a Nevada corporation.

14. JCC: means Jazz Casino Company, L.L.C., a Louisiana limited liability company and successor by operation of law to HJC.

15.      Mayor: means the Mayor of the City of New Orleans.

16. Minority Business Enterprise ("MBE"): means a business that is at least fifty-one percent (51%) owned and controlled by one or more Minority Individuals.

17. Minority Individual: means an individual who is a member of one or more of the following groups:
         a.       African Americans;

         b.       Hispanic Americans; and

         c.       Asian Americans.
18.      NERA:  means National Economic Research Associates, Inc.

19. NERA Study: means the Final Report prepared by NERA entitled Discrimination in New Orleans: An Analysis of the Effects of Discrimination on Minority and Female Employees and Business Owners which was completed on September 13, 1994 and filed with the Council of the City of New Orleans.

20. Net Hiring for the Quarter: means, for any particular job category, the figure which results from adding the new hires, plus the promotions and the transfers into the job category or categories being considered during the relevant quarter, and then subtracting (from that interim number) the layoffs, demotions, terminations (both voluntary and involuntary) and transfers out of the relevant job category during the quarter involved. This number can be expressed as a percentage by comparing the net hiring figure for a particular category of Open Access Participants (e.g., non-minority women) for a particular job category (e.g., professionals) to the net hiring figure for everyone in that category for the quarter involved (i.e., the net hiring of women professionals compared to the net hiring of all professionals during that quarter).

21. Open Access Participants: means MBEs, WBEs, DBEs, Minority Individuals, Disadvantaged Individuals, Persons with Disabilities and women.

22.      Open Access Participant firms: means MBEs, WBEs and DBEs.

23. Open Access Plans: means these Amended and Restated Open Access Plans adopted by JCC.

24. Open Access Program: means the MBE/WBE/DBE program attached as Exhibit "C" to and made a part of the Amended and Restated Lease Agreement.

25. Original Amended Lease Agreement: means that certain Amended and Restated Lease Agreement by and among HJC, RDC and the City dated as of March 15, 1994.

26. Original Lease Agreement: means that certain Lease Agreement by and among the City, RDC and Celebration Park Casino, Inc. dated April 27, 1993.

27. Original Open Access Program: means the MBE/WBE/DBE program attached as Exhibit G to the Original Amended Lease Agreement.

28. Persons with Disabilities: shall be defined as that term is defined in the Federal Americans with Disabilities Act.

29. RDC: means the Rivergate Development Corporation, a Louisiana public benefit corporation.

30. Total Employment of Open Access Participants: means, for a particular employment category at the end of a particular quarter, the percentage of each category of Open Access Participants in the employment category involved on the last two (2) payroll days of the quarter, averaged. Thus, the number of a particular category of Open Access Participants (e.g., non-minority women) employed

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in a particular job category (e.g., professionals) on the last two (2) payroll days of the last month of a quarter (e.g., March 15 and March 29 for the first quarter) is compared to the total number of persons employed in that category on those two (2) days, with the result expressed as a percentage (e.g., 60 non-minority women professionals out of 200 total professionals on March 15 and 66 non-minority women professionals out of a total of 210 professionals on March 29 would result in 30.73% non-minority women for the first quarter).

31. Women's Business Enterprise ("WBE"): means a business at least fifty-one percent (51%) of which is owned and controlled by one or more women.



                                     ADDENDA

         ADDENDUM A                 (NEWCORP BOARD OF DIRECTORS)
         ADDENDUM B                 (CASINO CONSTRUCTION ADVISORY COMMITTEE)
         ADDENDUM C                 (MEMORANDUM OF UNDERSTANDING)
         ADDENDUM D                 (PROJECT AGREEMENT)
         ADDENDUM E                 (CERTIFICATION PROCESS)
         ADDENDUM F                 (TRAINING PLANS)
         ADDENDUM G                 (SELECTION STANDARDS FOR TRAINING)
         ADDENDUM H                 (FAMILY AND MEDICAL LEAVE POLICY)
         ADDENDUM I                 (POLICY AGAINST SEXUAL HARASSMENT)
         ADDENDUM J                 (NERA SUPPLEMENTAL MEMORANDUM)
         ADDENDUM K                 (CASINO PRE-OPENING PURCHASES)
         ADDENDUM L                 (CASINO ANNUAL OPERATING PURCHASES)
         ADDENDUM M                 (LETTER REGARDING PREFABRICATION)
         ADDENDUM N                 (CHILD CARE BENEFITS)
         ADDENDUM O                 (CASINO EMPLOYMENT ADVISORY COMMITTEE)

                                   I. GENERAL

A.  OVERVIEW

         These Open Access Plans have been adopted by JCC and they amend and restate the Final Open Access Plans adopted by HJC, which were approved by the City Council in December, 1994 (the "HJC Final Open Access Plans"). The HJC Final Open Access Plans had been preceded by the Interim Open Access Plans adopted by HJC , which were approved by the City Council on April 21, 1994 (the "HJC Interim Open Access Plans"). JCC further adopts Addenda A through O to the HJC Final Open Access Plans and assumes HJC's ongoing obligations pursuant to those Addenda. Any references to HJC or Harrah's contained in the Addenda shall be deemed to refer to JCC, where appropriate. These Open Access Plans are designed to be read in conjunction with and to implement the Open Access Program and are further designed to be subordinate to the Open Access Program.

         These Open Access Plans pertain to the construction and operation of the New Orleans land-based casino operated by JCC (the "Casino"), and are designed to improve the quality of life of JCC's employees and the citizens of the New Orleans metropolitan area. To further that commitment, these Open Access Plans have established aggressive objectives to ensure that all population groups in the metropolitan community share in the benefits of the construction and operation of the Casino.

         These Open Access Plans describe how JCC will use its experience, resources, skills and creativity to implement a program to help ameliorate chronic unemployment and underemployment of traditionally disadvantaged individuals during the construction and operation of the Casino. They also describe how JCC will diligently use its resources to increase the utilization of traditionally disadvantaged businesses while constructing and operating the Casino.

         These Open Access Plans set forth specific and result-oriented procedures to which JCC is committed. The procedures reflect JCC's necessary and reasonable efforts to ensure equal employment and business opportunity for all population groups in the New Orleans metropolitan community.

         HJC's actions were governed by (i) the HJC Interim Open Access Plans from April 21, 1994 until the HJC Final Open Access Plans were adopted by HJC and approved by the City Council in December 1994 and (ii) the HJC Final Open Access Plans after the adoption of such plans by HJC and their approval by the City Council in December 1994. JCC's actions will be governed by these Open Access Plans, rather than the HJC Interim Open Access Plans or the HJC Final Open Access Plans, and once these Open Access Plans are approved by the City Council. Once such City Council approval has become effective, these Open Access Plans will completely replace and supersede in their entirety both the HJC Interim Open Access Plans and the HJC Final Open Access Plans. These Open Access Plans do not amend or alter any rights or duties established by the Open Access Program. In the event of any conflict between these Open Access Plans and the Open Access Program, the provisions of the Open Access Program shall control.

B.  OPEN ACCESS OBJECTIVES

         These Open Access Plans reflect JCC's strategy for achieving the following primary long-term open access objectives:

    - To enhance participation of MBEs, WBEs and DBEs in the private business sector by employing innovative methods that will strengthen and expand the capability of these businesses to compete for contracts of increasing size and complexity; and
    - To create new employment opportunities and upgrade the job skills of employees in the gaming industry, especially among traditionally disadvantaged employee groups.

C.  RESPONSIBILITY

         JCC assumes ultimate responsibility for the success of these Open Access Plans. JCC will appoint a director with direct reporting responsibility to the Chief Executive Officer of JCC. Such director will have responsibility for coordinating the various components of these Open Access Plans with respect to both JCC and HNOMC. JCC continues to take full responsibility for any aspects of the implementation of these Open Access Plans that may be delegated to HNOMC. Any references herein to the Open Access Program Officer (or Office) pertain to that person (or that person's office) and those working under his/her supervision.

D.  ENFORCEMENT

         The provisions for enforcement of these Open Access Plans by the City are contained in Part IV of the Open Access Program.

E. NEWCORP JCC's goal is not only to increase contractual participation by Open Access Participant firms for the Casino project, but also to provide an ongoing development program that will strengthen and increase the number of minority-owned and women-owned and operated firms over the long term. Recognizing that this will require some innovative measures, HJC previously created and provided initial capitalization of $500,000 for Newcorp, an open access business development corporation whose purpose is to foster the establishment, expansion and economic participation of Open Access Participant firms. In addition, JCC will annually underwrite staffing costs, office expenses and promotion of Newcorp for five (5) years commencing on the Effective Date at a minimum of $250,000 per annum. The $250,000 payment for the first year shall be paid in full on the Effective Date. The subsequent annual payments of $250,000 shall be paid quarterly in equal installments of $62,500 per quarter, in accordance with Part II, Subpart B of the Open

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Access Program. JCC's financial commitments with respect to Newcorp are in addition to the contributions to public support efforts described below. As set forth in Part IV, Subparts A and D of the Open Access Program, these quarterly payments shall be reported in the quarterly reports provided the RDC, the Mayor of the City of New Orleans (the "Mayor") and the City Council pursuant to Part II, Subpart C; Part IV, Subpart F; and Part V, Subpart B of the Open Access Program. All expenditures made by Newcorp will be audited by an independent auditor on at least an annual basis to ensure that all such payments are proper and in accordance with the corporate purpose of Newcorp.

         The Newcorp Board of Directors is composed of nine (9) members as follows:

    - two (2) board members are from the City's disadvantaged business office and/or the economic development office or similar office established by the Mayor;
    -    one (1) board member is a designated representative of the City
         Council;
    - two (2) board members are representatives from the New Orleans business community, each possessing a minimum of five (5) years business experience, one (1) selected by the New Orleans Business Council and one (1) selected by the Black Economic Development
         Council;
    - three (3) board members are selected by JCC, including one (1) selected by HNOMC; o one (1) Board member from those agencies which serve Persons with Disabilities, to be appointed by the other eight (8) members of the Board of Directors.

         The membership of the Newcorp Board of Directors may be changed from time to time provided that the foregoing requirements are met. (See Addendum A to these Open Access Plans for a list of the most recent Board of Directors of Newcorp.)

         The primary responsibilities of Newcorp are to:

    - Identify business opportunities and facilitate participation in the gaming industry by Open Access Participants and persons interested in starting businesses;
    - Provide assistance through creation of a small business incubator, offering support to Open Access Participants in the form of office space, as well as management, site identification, accounting, marketing and financing assistance;
    - Assist Open Access Participants in receiving assistance from existing city, state and federal agencies designed to help Open Access Participants;
    - Assist Open Access Participants in reaching joint venture and subcontract agreements with majority contractors, particularly with regard to issues involving control and scope of work;
    - Assist Open Access Participants in making the most effective use of existing loan and venture capital funds;
    - Maintain and operate a room to facilitate the certification and bidding processes;
    - Assist, where appropriate, in the process of resolving job-related technical and administrative problems;
    - Make limited short-term working capital loans and grants to Open Access Participants pursuant to written criteria developed and approved by the Newcorp Board of Directors.

         These services are intended to help develop the competence and experience of Open Access Participants so that they can grow from a point of relative dependency on technical assistance and resources provided by others to one of greater independence.

F.  CONTRIBUTIONS TO PUBLIC SUPPORT EFFORTS


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         Pursuant to Part II, Introduction, paragraph 5; Part II, Subpart T; and
Part IV, Subparts A.1.d. and D of the Open Access Program, JCC will donate an aggregate amount of $2,500,000 as contributions to public support efforts over the course of five (5) years. These contributions shall be payable in five (5) annual installments of $500,000 per year, the first of which shall be made as of the opening date of the Casino, with additional $500,000 installments to be paid on each of the first, second, third and fourth anniversary dates thereafter (funded each year in quarterly installments to a separate account established for that purpose as stated below). These annual contributions are in addition to the initial capitalization of Newcorp and the $250,000 annual payments to Newcorp described above. Such donations are designed to enhance existing business development programs and other public support endeavors, and will be made based on the following criteria:

    - Potential recipients of such funds will be identified by: (i) applications from potential recipients; (ii) recommendations from public and private agencies and officials; (iii) JCC on its own initiative; or (iv) otherwise as the circumstances may allow;

    - JCC shall decide upon the recipients and the amounts of such funds, keeping the RDC, the Mayor and the City Council advised on a quarterly basis in the quarterly reports described in Part II, Subpart C; Part IV, Subpart F; and Part V, Subpart B of the Open Access Program. This will be accomplished by the President of HNOMC, as assisted by his or her staff and as authorized by the member(s) of JCC. A form of application will be prepared and distributed within sixty (60) days after the Effective Date;


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

    - All grant applications must articulate specific goals to be achieved. Preference will be given to applications for grants of $20,000 or less. However, subsequent grants to the same entity are possible for larger projects, provided the recipient has achieved the goals articulated in the first grant. Applicants that anticipate applying for a series of small grants may say so in their first application, and may describe the overall project they hope to develop. However, as noted, subsequent grants will only be made to an entity or individual if JCC's monitoring determines that the first grant was used for the intended purposes.

         The intended focus of such contributions to public support efforts will be on programs aimed at fostering emerging or new Open Access Participant firms and the training and skills improvements that will allow Open Access Participants to participate in and benefit from new and existing business opportunities. This delineation of the intended uses of the funds is intended to be illustrative, but not necessarily comprehensive, as it is not possible to list all types of activities that fit within the terms "existing business development programs and other public support endeavors." Undoubtedly the creative individuals and organizations that engage in such activities both now and in future years will advance a broad array of opportunities for consideration. All contributions are subject to those statutes, regulations and guidelines promulgated by the State and Federal governments and their instrumentalities, which govern spending by JCC.

         At the beginning of each quarter (commencing with the opening date of the Casino), JCC shall pay twenty-five percent (25%) of the public support efforts funds for the year (i.e. $125,000 of the yearly amount of $500,000) into a separate account. On a monthly, or such other basis as specified in approved grants, payments shall be made from that account to approved grant recipients, pursuant to the process articulated above. Any of these funds not disbursed during the


                                       7
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quarter shall remain in the separate account, to be disbursed, along with the funds to be added by JCC during the next quarter, to approved grant recipients in accordance with the disbursal schedule specified in the approved grants. It is the intent of this public support efforts funding process that, by the end of the year, the entire $500,000 shall have been paid into the separate fund, with as much of it disbursed to approved grant recipients as possible.

         JCC shall include in each quarterly report to the RDC, the Mayor and the City Council, in accordance with Part II, Subpart C; Part IV, Subpart F; and
Part V, Subpart B of the Open Access Program, a report showing the amount JCC paid into the separate account during the quarter, the amount disbursed to approved grant recipients under this public support efforts program during the quarter, and the amount remaining in the separate account at the end of the quarter. Said report shall also list the amount for each of these items on a year-to-date basis.

         If any moneys remain undisbursed in the separate account at the end of the year, they, along with any interest in the account, shall be carried forward, to be disbursed to approved grant recipients in subsequent quarters.

G.  USE OF MBE/WBE/DBE FINANCIAL INSTITUTIONS

         The Open Access Program Office will maintain an up-to-date listing of local and regional financial institutions which are owned and controlled by Minority Individuals, women or Persons with Disabilities. The listing will reflect the latest knowledge available to JCC regarding the full range of services provided by each firm listed, and will be maintained by JCC for its own use and that of Open Access Participants and others seeking financial services. The Open Access Program Officer will serve as JCC's primary staff to carry out its policy of utilizing these financial institutions.

H.  BUSINESS DEVELOPMENT ADVISORY COMMITTEE


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

         In addition to the Casino Construction Advisory Committee (see Part II, Subpart A.4.b.i. hereof) and the Casino Employment Advisory Committee (see Part III, Subpart A.4.d.ii. hereof) mentioned elsewhere in these Open Access Plans, dealing, respectively, with the construction of the Casino and with employment during its operation, JCC will appoint a Business Development Advisory Committee to focus on business development issues. This Business Development Advisory Committee shall, at all times, have at least five (5) members and will be composed of business, community and university representatives, as well as representatives of JCC. Some of the members of the Business Development Advisory Committee may be members of other advisory committees, but the membership of the advisory committees will not completely overlap. This Business Development Advisory Committee will meet at least quarterly to consider steps being taken by JCC and Newcorp to encourage business development among disadvantaged segments of the New Orleans community, especially with regard to the procurement of commodities and services in connection with the operation of the Casino and with regard to supplies for the construction of the Casino.

I.  MINORITY INDIVIDUALS AND WOMEN

         Based on the information set forth in the NERA Study, the groups which shall be treated as Minority Individuals for purposes of the goals set forth in these Open Access Plans are African Americans, Asians and Hispanics. These Open Access Plans also set goals for women and WBEs based upon the availability percentages identified by NERA in the NERA Study.

J.  GOAL REASSESSMENTS AND OVERALL REVIEWS AND REASSESSMENTS

         1. Goal Reassessments. In accordance with Part V, Subpart I, paragraph 2 of the Open Access Program, JCC shall conduct periodic reassessments of the goals regarding Open Access Participants contained in these Open Access Plans throughout the term of the Amended and

Restated Lease Agreement. The first of these periodic goal reassessments will be conducted beginning in September 2000 (to be completed no later than March 31, 2001). Pursuant to Part V, Subpart I, paragraph 2 of the Open Access Program, subsequent goal reassessments will take place every ten (10) years, beginning in September of each year ending in a "0" and concluding no later than March of each year ending in a "1".

                  The goal reassessments will be performed by an independent and experienced consulting firm to be selected from those responding to widely distributed Requests for Proposals drafted by a person (or company) chosen jointly by JCC and the City Council, who may also serve as the jointly chosen member of the selection and monitoring team (described in the next sentence). Each selection of an independent and experienced consulting firm to perform the reassessment will be made by a three (3) member committee composed of one representative of JCC, one representative of the City Council and a third person chosen jointly by JCC and the City Council. The three (3) member committee that selects the consulting firm shall also serve as the monitoring team to oversee that goal reassessment, in the same manner as the NERA Study was monitored, in accordance with Part I, Subpart C and Part V, Subpart I, paragraph 4 of the Open Access Program. For each goal reassessment, JCC shall pay the contractual charges of the independent consulting firm that conducts each goal reassessment and shall pay the fees and expenses of the monitoring team members, up to the following maximum amounts:

         (a) JCC shall pay no more than the equivalent of $250,000 "in 1994 dollars" to the independent consulting firm conducting the reassessment, unless the three-member selection committee agrees that a qualified, experienced and independent consulting firm cannot be hired to conduct an appropriate goal reassessment for that amount.


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

         (b) JCC shall pay the fees and expenses of the City-chosen monitor up to the larger of: (1) the equivalent of $25,000 "in 1994 dollars", or (2) 10% of the amount paid to the independent consulting firm conducting that reassessment, or (3) the amount JCC pays its monitor for that reassessment. JCC shall also pay the fees and expenses of the jointly chosen monitor for each goal reassessment, up to the maximum amount set in the prior sentence.

         (c) JCC shall pay the reasonable fees and expenses of the City Council consultants incurred in advising the Council concerning the goal reassessment process. For each goal reassessment, JCC will pay the City Council's consultant fees and expenses up to the larger of: (1) the equivalent of $125,000 "in 1994 dollars" or (2) 50% of the amount paid to the independent consulting firm conducting that reassessment.

         For purposes of paragraphs a. through c., above, the term "in 1994 dollars" means that the dollar limits listed in this paragraph shall be adjusted to take account of inflation from January 1, 1994, to the date of payment. JCC's obligations to reimburse the City for the monitors' and consultants' fees and expenses, up to the above limits, shall be conditioned upon the monitors and consultants sending to JCC, as well as to the City, copies of their invoices showing hours worked by the persons involved and generally describing the type of work done (but not including hourly billing sheets).

         These reassessments of goals shall utilize methodology comparable to that used in the NERA Study, in order to determine availability of Minority Individuals and women for employment and availability of MBEs and WBEs for contracting, and shall utilize JCC's best projections of its anticipated employment and contracting needs, as well as then-current census and/or similar demographic data. If a goal reassessment reveals changes in the availability of Minority Individuals, women, MBEs and/or WBEs, JCC or the City may propose adjustments of the employment and contracting goals contained in these Open Access Plans to reflect those changes. Any amendments to these Open Access Plans resulting from a goal reassessment must be submitted for approval by the City Council pursuant to the City Council's rules for adoption of motions in accordance with Part V, Subpart I, paragraph 4 of the Open Access Program.

         2. Overall Reviews and Reassessments. Pursuant to Part V, Subpart I, paragraph 1 of the Open Access Program, every ten (10) years, JCC will also conduct an overall review and reassessment of these Open Access Plans, in the form of an overall review and reassessment conducted by an independent and experienced consulting firm. The first such overall review and reassessment shall be commenced no later than September 30, 2005 and shall be completed no later than June 30, 2006. Pursuant to Part V, Subpart I, paragraph 1 of the Open Access Program, subsequent overall reviews and reassessments will take place every ten (10) years commencing no later than September 30 each year ending in a "5" and concluding no later than June 30 of each year ending in a "6". All such overall reviews and reassessments will be of the scope and scale of the NERA Study and will be based upon methodology comparable to that used by the NERA Study, as modified to accommodate the then-controlling legal standards.

         The independent and experienced consulting firm to be charged with the conduct of any overall review and reassessment shall be selected and monitored by the same method (widely circulated Requests for Proposals, three-member (3) committee and monitoring team, etc.) described above for the selection of an independent consulting firm for the goal reassessments. For each overall review and reassessment, JCC shall pay the contractual charges of the independent consulting firm that conducts each overall review and reassessment and shall pay the fees and expenses of the monitoring team members, up to the following maximum amounts:

         a. JCC shall pay no more than the equivalent of $600,000 "in 1994 dollars" to the independent consulting firm conducting the study, unless the three (3) member selection committee agrees that a qualified, experienced and independent consulting firm cannot be hired to conduct an appropriate overall review and reassessment for that amount.

         b. JCC will pay the fees and expenses of the City-chosen monitor up to the larger of: (1) the equivalent of $60,000 "in 1994 dollars", or (2) 10% of the amount paid to the independent consulting firm conducting that overall review and reassessment, or (3) the amount JCC pays its monitor for that overall review and reassessment. JCC will also pay the fees and expenses of the jointly chosen monitor for each overall review and reassessment up to the maximum amount set in the prior sentence.

         c. JCC will also pay the reasonable fees and expenses of City Council consultants incurred in advising the City Council on the overall review and reassessment process and on any Open Access Program or Open Access Plan amendments which may be proposed in light of that overall study. For each overall review and reassessment, JCC will pay the City Council's consultant fees and expenses up to the larger of: (1) the equivalent of $250,000 "in 1994 dollars" or (2) 41.67% of the amount paid to the independent consulting firm conducting that overall review and reassessment.

                  For purposes of paragraphs a. through c., above, the term "in 1994 dollars," means that the dollar limits listed in this paragraph shall be adjusted to take account of inflation from January 1, 1994 to the date of payment. JCC's obligations to reimburse the City for the monitors' and consultants' fees and expenses, up to the above limits, shall be conditioned upon the monitors and consultants sending to JCC as well as to the City copies of their invoices showing hours worked by the persons involved and generally describing the type of work done (but not including hourly billing sheets).

         Each overall review and reassessment shall be conducted on the same terms as those described in Part I, Subpart J.1, above, including but not limited to the selection of the independent and experienced consulting firm, methodology, monitoring and payment scheme. If an overall review and reassessment reveals changes in the availability of Minority Individuals, women, MBEs and/or WBEs, JCC or the City may propose adjustments of the employment and contracting goals contained in these Open Access Plans to reflect those changes. Any amendments to these Open Access Plans resulting from an overall review and reassessment must be submitted for approval by the City Council pursuant to the City Council's rules for adoption of motions in accordance with Part V, Subpart I, paragraph 4 of the Open Access Program.

    II. OPEN ACCESS PLAN FOR CONSTRUCTION OF THE CASINO

         JCC has developed this Open Access Plan for Construction of the Casino as the mechanism for achieving JCC's Open Access objectives during the construction of the Casino and any renovation to be carried out in connection with the Casino. The Open Access Plan for Construction of the Casino contains two (2) components, one directed at employment of women and Minority Individuals, and the other directed at the award of prime contracts and subcontracts (for construction work and any future renovation) to Open Access Participant firms.

A.  EMPLOYMENT COMPONENT FOR CONSTRUCTION OF THE CASINO

         1. Introduction

         JCC will make all necessary and reasonable efforts to provide expanded employment opportunities for Minority Individuals, women and Persons with Disabilities, and to provide equal opportunity for all, during the construction and any renovation associated with the Casino.

         2. Open Access Employment Objectives

         JCC will make all necessary and reasonable efforts, through the means set forth below, to achieve levels of employment among those engaged in construction and any renovation associated with the Casino commensurate with their actual availability in the relevant labor market. The NERA Study has found such actual availability to be as follows:

         Minority Individuals
         --------------------

         Officials and Managers                                    12.0%
         Professionals                                             19.2%
         Craft Workers                                             43.7%
         Apprentices & Laborers                                    48.7%

         Non-minority Women
         ------------------
         Officials and Managers                                    18.6%
         Professionals                                             7.9%
         Craft Workers                                             1.8%
         Apprentices & Laborers                                    1.4%



                  Following the method used by NERA in the NERA Study, JCC will calculate the utilization of Minority Individuals and non-minority women by their representation among the total number of individuals employed directly by JCC plus those employed by any contractor or subcontractor on the construction project during any given quarter. For Managers and Professionals, that representation will be determined based upon the numbers of persons employed primarily on the construction job site. Representation among Craft Workers and Apprentices and Laborers will be determined based upon hours worked by Minority Individuals and women on the job site compared with total hours worked by all persons in these job categories on the job site. Because NERA's availability analysis was based on the assumption that minority women would be counted as Minority Individuals rather than as women, JCC will count minority women in that way. See NERA Study, Tables 8.2 to 8.4.

         As suggested by the NERA Study, finding that potential availability of Minority Individuals and MBEs greatly exceeds actual availability, JCC anticipates that such actual availability will increase as a result of the activities described in these Open Access Plans and other efforts to remove discriminatory barriers. Accordingly, JCC anticipates significant incremental increases in its hiring and contracting goals as a result of the goal reassessments that will commence in September 2000 in accordance with Part I, Subpart J.1 of these Open Access Plans and Part V, Subpart I, paragraph 2 of the Open Access Program.

         3. Open Access and Non-discrimination

         JCC, its general contractors and its subcontractors will provide equal employment opportunity and Open Access for all persons and will recruit and administer hiring, working conditions, benefits and privileges of employment, compensation, training, opportunities for advancement (including upgrades and promotions), transfers and terminations of employment, all without discrimination based upon race, color, religion, national origin, sex, age, disability or sexual orientation.

         The objective of this Open Access Plan for Construction of the Casino is to ensure that all individuals receive equality of opportunity limited only by each person's ability. This objective calls for a work environment free of discrimination in employment because of race, color, religion, national origin, sex, age, disability or sexual orientation. In order to achieve this goal, JCC will engage in a process of continuous monitoring and reporting.

         In addition, JCC, its general contractors and its subcontractors will fully comply with all applicable local, state and federal laws and regulations implementing equal employment opportunity objectives, not only by meeting the letter of the law, but by carrying out the full spirit of equal opportunity and Open Access.

         JCC considers the Open Access Plan for Construction of the Casino to be an inclusive tool to facilitate the expansion of equal opportunity. The numerical utilization objectives established by the Open Access Plan for Construction of the Casino are not quotas but goals to be kept prominently in mind in an effort to achieve a work force that fairly reflects the make up of the available labor pool. JCC, its general contractors and its subcontractors will ensure that all applicants and employees are treated without regard to their race, color, religion, sex, national origin, age, disability or sexual orientation.


         4. Program Implementation and Compliance-Oriented Efforts

         JCC will take the following specific actions to demonstrate its best efforts to realize the purposes described above:

         a. Outreach: JCC shall utilize the services of official public agencies responsible for recruitment and placement of Orleans Parish residents. In its recruiting processes and requests, JCC shall notify all JCC contractors and subcontractors in writing of JCC's residency and Open Access Participant goals (as that term is defined in the Glossary to the Open Access Program), and, if possible, shall require contractors and subcontractors to adopt the same hiring goals as JCC has adopted in its Amended and Restated Open Access Plan for Construction Employment, for all projects conducted by JCC.

         b. Management:

            i. Casino Construction Advisory Committee. JCC has appointed and will continue to maintain a Casino Construction Advisory Committee composed of business, community and university representatives, as well as representatives of JCC. Some of these Casino Construction

Advisory Committee members may be members of other advisory committees that have been or will be created under the Open Access Program, but the membership of the advisory committees shall not completely overlap. This Advisory Committee shall at all times have a minimum of five (5) members. (See Addendum B to these Open Access Plans for a list of the initial members). This Advisory Committee will meet at least quarterly to review progress in pursuing the objectives of the Open Access Program with regard to both employment and contracting in connection with the construction and any renovation of the Casino.


            ii. Compliance Monitoring. JCC shall monitor its general contractors, subcontractors and unions for compliance with the construction employment provisions of the Open Access Program and these Open Access Plans. JCC's monitoring will include at least quarterly review of a general contractor's or subcontractor's success in meeting the employment goals for this Open Access Plan for the Construction of the Casino, and, where those goals have not been met, a review of the records of JCC's general contractors', subcontractors', and unions' efforts to meet those goals.

            iii. JCC's monitoring shall include the following actions:

            - Desk audits to review material and information concerning the general contractors', subcontractors' and unions' compliance;

            - On-site reviews that include interviews, visits to the construction site, and inspection of documents and/or information not available at the desk audit that pertain to the general contractors', subcontractors' and unions' compliance;

            - Additional investigations by JCC that may be necessitated by a lack of proper record keeping, failure of the general contractor, subcontractor, or union to cooperate, visible evidence of unsatisfactory performance, or other evidence as may indicate the need for further investigation;

            - Investigation of credible allegations that a union hiring hall has refused to register or refused to refer a person who came to the union hiring hall for registration.

            iv. Regularly scheduled meetings among representatives of Mayor's Office of Small and Emerging Business Development (or its successor), the RDC and JCC will be held every month, unless more frequent meetings are needed, to review the information described in Part II, Subparts A.4.d. and A.4.e.iii., below.

            v. Meetings among representatives of the RDC, the City Council, unions, general contractors and JCC will be scheduled every six (6) weeks.

    c.      Contractors and Subcontractors:

            i. Memorandum of Understanding. JCC has entered into and will maintain a Memorandum of Understanding with each general contractor, requiring the contractor to comply with all obligations imposed by the Open Access Program and these Open Access Plans. (See Addendum C to these Open Access Plans). JCC has and will continue to communicate to each general contractor, and will ensure that each general contractor includes a clause in each subcontract requiring subcontractors to do the same things that the prime contractor must do under the Memorandum of Understanding. Copies of such written communications shall be maintained in the files of JCC. JCC will also communicate to each general contractor and ensure that each general contractor includes a clause in each subcontract requiring its subcontractors to do the following things:

           - Work Environment. Ensure and maintain a work environment free of harassment, intimidation or coercion; ensure that all foremen, superintendents and other on-site supervisory personnel are aware of their obligations to maintain such a working environment with specific attention to Minority Individuals, women and Persons with Disabilities.

           - Recruitment Sources. Establish and maintain a current list of sources for the recruitment of Minority Individuals, women and Persons with Disabilities, and provide written notification to such recruitment sources and to community organizations when the general contractor, subcontractor or their unions have employment opportunities available and maintain a record of the organizations' responses. As part of the overall Open Access recruitment efforts in accordance with this paragraph, the subcontractors will make special efforts to recruit African-American men.

           - Applicant Records. Maintain a current file of the names, addresses and telephone numbers of each individual referred to the general contractor or to any subcontractor by a union, a recruitment source or community organization, or referred by the general contractor or any subcontractor to the union, including an indication of the individual's race, gender and, if known, disability status, and a statement of what action was taken with respect to each individual. If a Minority Individual, woman or Person with a Disability was sent to the union hiring hall for referral and was not referred back to the general contractor or subcontractor by the union or, if referred, was not employed by the general contractor or subcontractor, this shall be documented in the file with the reason(s) therefor, along with whatever additional actions the general contractor or subcontractor may have taken.

           - Notice to JCC. At the end of each calendar month, provide written notification to JCC of the identity of any Minority Individual, woman or Person with a Disability referred by the contractor or subcontractor to the hiring hall who has not yet been referred back to the general contractor or subcontractor for employment. Also, each contractor and subcontractor shall immediately notify JCC of any other information coming to its attention indicating that the union referral process has impeded the contractor's or subcontractor's efforts to meet its obligations under the Open Access Plan for Construction of the Casino. Upon receipt of such notification, JCC will make appropriate inquiries of the relevant union to determine the reasons for such non-referral.


           - Policy Distribution. Disseminate the general contractor's EEO/Open Access policy, by providing notice of the policy to unions and requiring their cooperation in pursuing it; by specific review of the EEO/Open Access policy with all management personnel including all employees having any responsibility for hiring, assignment, layoff, termination or other employment decisions, with on-site supervisory personnel (including superintendents and general foremen) prior to the initiation of construction work; by distributing the policy to all employees who are Minority Individuals, women and Persons with Disabilities; and by posting and maintaining the EEO/Open Access policy on a bulletin board accessible to all employees at the Casino construction sites prior to the hiring of employees for the project.


           - Recruiting. Direct its recruitment efforts, both oral and written, to minority, women's and disability-oriented community organizations, to schools with primarily minority or women students or students with disabilities and to minority, women's and disability-oriented recruitment and training organizations serving the general contractor's or subcontractor's employment needs. JCC will require all general and subcontractors to make reasonable efforts to inform potential employees that the union may not require them to be members of the union in order to be referred for employment, and that they can contact the general contractor or JCC if they are prevented from registering for referral at a union hiring hall.

           - Employee Referral. Encourage all employees, including present employees who are Minority Individuals, women and Persons with Disabilities, to recruit other construction workers who are Minority

                 Individuals, women and Persons with Disabilities and inform JCC concerning the availability of such persons.

           - Employment Practices. Ensure that seniority practices, job classifications, work assignments and other personnel practices do not have a discriminatory effect by monitoring personnel and employment-related activities. JCC will require the general contractor and subcontractors to take care to ensure that no selection criteria used include irrelevant or unnecessary elements which have a negative effect upon recruitment and/or hiring of Minority Individuals, Disadvantaged Individuals or women.

           - Facilities. Ensure that all facilities and activities are maintained on a desegregated and gender-neutral basis except that separate or single-user toilet and necessary changing facilities shall be provided to assure privacy between the sexes.

           ii. In the event JCC believes that any contractor or subcontractor is in violation of the Memorandum of Understanding with respect to hiring, based upon the availability of Open Access Participants in the trades and occupations used by that contractor or subcontractor, as measured by the disaggregated NERA data set forth in the NERA Study, then JCC will pro-actively assist that contractor or subcontractor to improve their performance.

    d.    Projections of Hiring Needs:

           i. JCC and its general contractors will identify the unions and subcontractors that have not recruited minority and non-minority women craft workers at the level of actual availability for the craft involved and will pro-actively assist them in doing so.

           ii. The general contractors and JCC will supply monthly and quarterly projections for the particular number of persons needed, by craft and trade, on anticipated dates, and this information will be regularly updated. These projections will be produced by "manloading" the hours and trades on the Primavera and other software.

           - These projections will cover new construction, maintenance, and renovations.

           - JCC will widely distribute the projections to subcontractors, potential subcontractors, vocational-technical schools and other training programs, and potential employees via the community outreach methods described in these Open Access Plans and via the methods described in Part II, Subparts A.4.e.vi.-ix., below.

           iii. Both subcontractors and unions will supply to JCC specific information regarding their performance. JCC will supply specific information about recruitment and hourly employment, by craft, to the City and the RDC. Also, JCC and the general contractors will inform the unions of the specific effects of particular subcontractors keeping their supervisory personnel in place.

           iv. JCC and the general contractors will produce and report to the City and the RDC the information identified in Part II, Subpart A.4.d.i.-iii., above, as follows: (a) monthly during the construction of the Casino-Phase I (as defined in the Amended and Restated General

Development Agreement); (b) for any employment category for which JCC has failed to meet the goal during construction of the Casino-Phase I, monthly until JCC has achieved the goal in that employment category for two (2) consecutive quarters; and (c) after the Casino-Phase I is completed, quarterly, except that if JCC fails to achieve the goal in any employment category in a quarter, the reporting on the items specified in Part II, Subpart A.4.d.i.-iii., above, shall be monthly until such time as JCC has achieved the goals in that employment category for two (2) consecutive quarters, after which reporting will return to quarterly (any subsequent failure to achieve the employment goals in such category will similarly result in a change to monthly reporting, to revert to quarterly as specified in this Subpart A.4.d.iv.). However, for any construction or renovation projects undertaken after the opening of the Casino, the information identified in Part II, Subpart A.4.d.i.-iii., above, shall be reported to the City Council and the RDC on a monthly basis, unless the parties agree otherwise by amending this provision.


    e.     Unions:

           i. Union Compliance with Open Access Program. JCC will require any union which is a signatory to the Project Agreement to adhere to the requirements of the Open Access Program and these Open Access Plans. (See the Project Agreement, attached as Addendum D to these Open Access Plans.) The Project Agreement shall not foreclose any subcontractor without a collective bargaining agreement from assigning supervisory personnel to perform work otherwise covered under the Project Agreement if those supervisory employees (a) have been employed by the subcontractor within the prior one hundred twenty
(120) days, and (b) have registered with the respective craft unions.

           ii. Union Referrals. JCC shall specify that the union's opinion of an applicant's qualifications, or lack thereof, shall not be a ground for refusal to refer the applicant. In referring all applicants, the union may provide to the contractor a written statement of whether it finds the applicant qualified or unqualified and if it finds the applicant unqualified, it shall provide a full statement of the reasons why. Each union shall also post a notice in a prominent location on the wall of its hiring hall that states that it may not require union membership as a condition of referral for employment. (See Addendum D).

           iii. Union Reporting. JCC will require any union which is a signatory to the Project Agreement to report to JCC at the end of each calendar month on the names, race, gender and disabled status (if known) of: (a) all persons, whether or not union members, who come to the hiring hall to register for referral for work on the Casino, including the date when such request for registration occurs and the disposition of that request; (b) all persons on the list of names from which referrals for work on the Casino will be drawn, set forth in order of priority for referral; and (c) all persons actually referred by the union hiring hall for work on the Casino. JCC shall also require the union to report at the end of each calendar month on the reasons for the union failing to refer for employment any Minority Individuals, women or Persons with Disabilities who have come to the hiring hall for registration or referral. Copies of the written materials submitted to JCC by any union in connection with the requirements of this Subpart A.4.e.iii. will be furnished to the RDC within fourteen (14) days (or sooner if practical under the circumstances) after they are received by JCC.

           iv. Right to Work. When recruiting workers for the construction projects, JCC will make reasonable efforts to inform them that the union may not require them to be members of the union in order to be referred for employment, and that they can contact JCC's compliance officer if they encounter difficulties in their attempts to register with a union hiring hall.

           v. The Union Review Council, along with an RDC representative, will meet weekly (in person or by conference call) to review any and all complaints regarding the implementation of these Open Access Plans.

           vi. JCC will designate persons who will function to monitor union activity on a weekly basis.

           vii. JCC and the unions will be pro-active and will work aggressively with vocational-technical schools and other training programs to recruit members of minority groups and non-minority women. The unions will designate specific persons to perform these outreach functions.


           viii. The general contractors, JCC and the unions will prepare educational materials and make presentations to potential employees regarding their obligations to the unions, to the employer and others.

           ix. There will be additional outreach efforts by JCC and the unions via the State Employment Service and the radio stations and newspapers that service the African-American community and female audiences. These efforts will include increased contacts with churches and religious organizations, community-based organizations and minority trade groups.

    5.     Reporting

         JCC will report to the RDC, the Mayor and the City Council within one
(1) month following the end of each calendar quarter (January-March, April-June, July-September, October-December) concerning certain employment information relating to the demolition, construction and any renovation of the Casino. These reports shall set forth in detail the steps taken by JCC during the reporting period to implement the provisions of the Open Access Plan for

Construction of the Casino with regard to employment (including the relevant portions of Part II, Subpart C; Part IV, Subpart F; and Part V, Subpart B of the Open Access Program).

         In addition, the report shall include the total number of individuals employed by JCC, the general contractor or any subcontractor to work primarily on-site on the construction and any renovation of the Casino during the previous quarter. This employment shall further be broken down into the four (4) occupational categories identified in the NERA Study, and presented in terms of both the number of such employees and the number of hours worked by employees classified as Minority Individuals and non-minority women, as compared to the total number of employees and the total hours worked by all employees during the relevant period, respectively. Because NERA's availability analysis was based on the assumption that minority women would be counted as Minority Individuals and not as women, JCC will count minority women in that way. Insofar as JCC receives any information on the disabled status of individuals employed in the construction of the Casino, it shall likewise report that information on a quarterly basis.

         The quarterly reports will also contain a tabulation, by union, of the number of Minority Individuals, women and Persons with Disabilities who have come to the union hiring hall to register during the quarter, showing those who were and were not referred for work during the quarter.

         In reporting on JCC's progress toward achieving its goals for the quarter, JCC will compare its performance data against the goals as set forth in this Open Access Plan for Construction of the Casino. JCC will also report on the current make-up of the workforce (in terms of race and gender) on the last two (2) payroll days of the quarter covered by the reports.

         JCC will include in the reports any explanatory or background information which it believes will aid in understanding or interpreting the data being reported, and information on any other relevant subjects as requested by the Mayor and/or the City Council.

         Notwithstanding the foregoing obligations for JCC's quarterly reports, the RDC, the Mayor and the City Council acknowledge that, as an on-going matter, periodic revisions and adjustments to JCC's reporting obligations will be needed. On or before November 20, 1998, representatives of the RDC, the Mayor, the City Council and JCC will meet, at a time and place that is mutually acceptable to the parties, for the purpose of materially reducing the reporting burden upon JCC of the Open Access Program and the Open Access Plans in a manner that is consistent with the Mayor's and the City Council's needs to evaluate fully JCC's performance under the Open Access Program and these Open Access Plans. The representatives identified above will specifically discuss which current reporting obligations (i) could be changed to information that JCC maintains and makes available for inspection by the City and/or the RDC, and
(ii) could remain as or become ongoing reporting obligations. Before becoming effective, any proposed revisions to JCC's reporting obligations emerging from this or comparable meetings must be agreed to in writing by the RDC and the Mayor and must obtain approval by the City Council according to the procedure for adoption of Motions by the City Council.

         6.   Responsibility

         JCC has assigned responsibility for successfully implementing the employment component of the Open Access Plan for Construction of the Casino to JCC's Open Access Program Office.

B.  CONTRACTING COMPONENT FOR CONSTRUCTION OF THE CASINO

         1.   Introduction

         JCC is committed to providing expanded business opportunities for Open Access Participant firms during the construction and any renovation of the Casino.

         2.   Open Access Contracting Objectives

         Based on the findings of the NERA Study concerning availability, JCC will make all necessary and reasonable efforts to achieve the following utilization levels for MBEs and non-minority WBEs, respectively, in the construction of the Casino:

    MBEs                                         19.1%
    Non-minority WBEs                            10.0%

         As suggested by the NERA Study finding that potential availability of Minority Individuals and MBEs greatly exceeds actual availability, JCC anticipates that such actual availability will increase as a result of the efforts of this Open Access Plan for Construction of the Casino and other efforts to remove discriminatory barriers. Accordingly, JCC anticipates significant incremental increases in its hiring and contracting goals as a result of the reassessments of goals that will commence in September 2000 in accordance with Part V, Subpart I of the Open Access Program. Thus, JCC has a present perception that the appropriate goals with regard to contracts for any new or additional construction or renovation at the Casino as of March 31, 2001 (when the first goal reassessment will be completed) may well be between 25-30% for MBEs.

         3.   Open Access and Non-Discrimination

         JCC will provide equal business opportunity and Open Access for all construction general contractors and subcontractors.

         JCC, its general contractors and its subcontractors will fully comply with all applicable local, state and federal laws and regulations implementing equal business opportunity objectives, not only by meeting the letter of the law, but also by carrying out the full spirit of equal business opportunity and Open Access.

         JCC considers the Open Access Plan for Construction of the Casino to be an inclusive tool to facilitate the expansion of equal opportunity. The numerical utilization objectives established by the Open Access Plan for Construction of the Casino with regard to construction contracting on the Casino are not quotas, but goals to be prominently kept in mind as reflective of the actual availability of contractors in the marketplace. JCC, its general contractors and its subcontractors will ensure that all bidders are treated without regard to their race, color, religion, national origin, sex, age, disability or sexual orientation.

         4.   Memorandum of Understanding

         HJC previously entered into a Memorandum of Understanding ("MOU") with each of its general contractors, in the form attached as Addendum C to these Open Access Plans, which required each contractor to comply with all obligations imposed by the Open Access Program or any Open Access Plan adopted under it. JCC has assumed HJC's obligations under the MOU and will continue to enter into an MOU with each of its general contractors in the same form and substance as that required by HJC (for any general contractors who have not previously entered into an MOU). The MOU will establish that all provisions of the Open Access Program and of this Open Access Plan for Construction of the Casino are incorporated into any contract which may be entered into for services related to construction or any renovation of the Casino. The MOU further will impose obligations on the general contractor to include a clause in all subcontracts mandating subcontractor compliance with the requirements established by the Open Access Program and these Open Access Plans. See Part II, Subpart A.4.c. hereof.

         5.   Bidding Requirements

         Prior to award, each bidder (whether it is a majority-owned, woman-owned or minority-owned firm) must submit a description of the scope of work and dollar value of any portions of the bid work that will be subcontracted, together with the names and addresses of each subcontractor who will perform it and a statement whether it and the proposed subcontractors are MBEs or WBEs certified pursuant to Addendum E attached hereto. Where a subcontract will be performed by a joint venture, the proposal shall include the names, addresses, percentage of participation of each joint venture partner and a statement whether each is an MBE or WBE certified pursuant to Addendum E, attached hereto.

         If a bidder's Open Access participation data do not reflect full achievement of the Open Access contracting goals described above, the bid may be considered provided it includes a detailed statement demonstrating compliance with the "Compliance-Oriented Efforts Standards for Construction General Contractors and Subcontractors" set forth in Part II, Subpart B.7., below.

         6.   Program Implementation and Compliance-Oriented Efforts

         To achieve the objectives of the Open Access Program, JCC undertakes to implement the following concrete steps:

         a. Small Contracts. Where appropriate in light of the nature of work to be performed and its relationship to other aspects of the project, JCC will undertake to identify portions of the work which may be performed by Open Access Participant firms and will, where economically feasible, break down contracts into work or dollar units to facilitate participation by Open Access Participant firms. JCC shall look for such opportunities where the total amount of a particular type of work to be done is large enough that it can be profitably shared by multiple contractors and/or subcontractors, and there is nothing inherent in the work which requires it to be done by a single contractor and/or subcontractor.

         b.   Outreach:

              i. Directory of Open Access Participants. JCC has developed and will maintain a directory of certified, qualified Open Access Participant firms.

              ii. Community Resources. JCC shall use the services of available minority and women's community organizations; minority and women's contractors' groups; local, state and federal minority and women's business assistance offices; disability rights organizations; and other organizations that provide assistance in the recruitment and placement of Open Access Participant firms.


              iii. Advertisement for Recruitment. JCC shall advertise through instrumentalities of the mass media which have a significant audience in the minority community in an effort to recruit Open Access Participant firms for certification and contracting.

              iv. Joint Ventures. JCC shall encourage and facilitate the use of joint ventures between Open Access Participant firms and other contractors, as a means of expanding opportunities for minority, women, and disadvantaged enterprises. JCC is looking for such opportunities where the resources and abilities of particular Open Access Participant firms will be significantly complemented by association with one or more majority contractors.

              v. Technical Assistance. JCC shall make technical assistance available to Open Access Participant firms in completing the application for certification and in performance of the contract. The certification application form will state that requests for assistance in applying for certification should be directed to the Certification Officer in JCC's Open Access Program Office. One-on-one consulting will be provided for pre-construction and on-site assistance will be available in specific areas such as construction management, contract administration, cost control, scheduling and staffing. Requests for assistance with regard to contract performance should be directed to JCC's

Open Access Program Office or to responsible personnel of the general contractor, who shall make such requests known to JCC's Open Access Program Office.


              vi. Bonding Assistance. Subcontractors which are unable to meet the bonding requirements will nonetheless have their bids considered by JCC and its general contractors, subject to this Subpart 6.b.vi. Where an Open Access Participant firm, based on all factors other than bonding capability, appears to merit serious consideration for award of the contract, JCC and its general contractors will discuss with the bidder its ability to arrange bonding. Where they conclude that such a bidder is or may be deserving of the award of a contract, but that the bidder is unable to arrange bonding, or where a bond can be secured only at a price appreciably above the New Orleans average rate, JCC and its general contractors will work to assist the bidder in satisfying the bonding requirement. JCC believes and anticipates that, in most cases, bonding difficulties can be overcome by a combination of waivers (on some contracts under $200,000), assistance in arranging appropriately priced bonding and arrangement of financial assistance in funding the difference between the market average premium and that quoted to the applicant.

              vii. Advertisement Regarding Subcontracting. Where appropriate, JCC shall advertise in general circulation and trade association publications, concerning subcontracting opportunities, and will allow subcontractors reasonable time to respond.


              viii. Written Notice Regarding Contracting and Subcontracting. JCC shall take the necessary steps to provide written notice of contracting and subcontracting opportunities in a manner reasonably expected to notify Open Access Participants and will allow sufficient time under the circumstances for them to respond effectively.


         c.   Bidding and Selection.

              i. Pre-Award Meetings. Where appropriate, JCC shall schedule pre-award, pre-bid, pre-proposal and/or pre-quote meetings to inform Open Access Participant firms of prime contracting and subcontracting opportunities, and to address issues relating to the performance of those contracts.

              ii. Notice. JCC has established and will continue to utilize its procedures to notify qualified Open Access Participant firms of available opportunities separate and apart from pre-award, pre-bid, pre-proposal and/or pre-quote conferences. These procedures shall include when appropriate:

              - Written notice by certified mail to Open Access Participant firms listed in the directory of certified firms, at least thirty (30) days before a pre-award, pre-bid, pre-proposal or pre-quote conference;

              - Advertisements in the media described in Subparts 6.b.iii. and 6.b.vii., above, at least thirty (30) days prior to a scheduled pre-award, pre-bid, pre-proposal or pre-quote conference;

              - JCC will follow up initial indications of interest by contacting Open Access Participant firms to determine with certainty whether they are interested in bidding;

              - Advertising contracting and subcontracting opportunities in trade association publications and publications targeted specifically to minorities and women, at least thirty (30) days prior to a scheduled pre-award, pre-bid, pre-proposal or pre-quote conference;

              - Setting bid dates to give qualified Open Access Participant firms adequate time to prepare bids, quotes and/or proposals after pre-award, pre-bid, pre-proposal or pre-quote conferences have been held.


              iii    Information.  JCC shall provide interested Open Access
Participant firms with adequate information about the plans, specifications and requirements of the contract or subcontract.

              iv. Notice to Newcorp. JCC shall provide Newcorp with bid specifications, plans and/or contract requirements, when appropriate, at least thirty (30) days prior to the bid or response date.

              v. Good Faith Negotiation. JCC will negotiate in good faith with interested Open Access Participant firms and will not reject Open Access Participant firms as unqualified without sound business reasons based on a thorough investigation of their capabilities.

              vi. Contact Records. JCC shall maintain the following records for each Open Access Participant firm which submits a bid or is contacted by
JCC:

              -      Name, address, telephone number.
              -      Description of information JCC provided.
              - A statement of whether JCC and the Open Access Participant firm reached agreement, and if not, why not.

              vii. Disqualification. If JCC rejects an Open Access Participant firm as unqualified, JCC will maintain a written record of its reason(s).

              viii. Participation Records. JCC will maintain a written record of each general contract and each subcontract, the dollar value of each general contract or subcontract, and the certification status of each general contractor and each subcontractor.

              ix. Changes in Contracts with Non-Open Access Participant Firms. JCC shall strive to ensure that there are no changes to construction contracts or subcontracts with majority-owned firms that deprive MBE or WBE firms of a fair opportunity to participate in the bidding process for such contracts or subcontracts. JCC will give notice to the RDC of any such change and will investigate any complaints by MBE or WBE firms relating to any such changes.

              x. Notice of Changes in Contracts with Open Access Participant Firms. JCC shall strive to ensure that there are no reductions in the price or scope of work of a contract awarded to an MBE or WBE firm that is inconsistent with the objectives of the Open Access Program, as stated in Part I, Subpart B thereof. JCC will give notice to the RDC of any reductions in the price or scope of work of MBE or WBE contracts. JCC will investigate any complaints by MBE or WBE firms relating to reductions in the price or scope of work of their respective contracts.

              xi. Replacement of Contracts with Open Access Participant Firms. JCC shall strive to ensure that majority-owned firms are not substituted for contracted MBE or WBE firms in a manner that is inconsistent with the objectives of the Open Access Program as stated in Part I, Subpart B thereof. JCC will give notice to the RDC of any substitution of a majority-owned firm for an MBE or WBE. JCC will investigate any complaints by MBE or WBE firms relating to substituting majority-owned firms for them.

        d.    Contract Content and Administration.

              i. Administration. JCC shall emphasize to contractors and subcontractors the significance of Open Access goals.

              ii. Bonding Assistance. JCC shall continue to administer its bonding assistance program described in Part II, Subpart N of the Open Access Program and in these Open Access Plans.

              iii. Prompt Payment Policy. JCC has adopted and shall continue to implement and enforce a Prompt Payment Policy for all contractors and vendors employed in constructing the Casino. JCC agrees to pay its general contractors and vendors within ten (10) days of their submission of verifiable invoices for services and/or goods. JCC requires that its prime contractors pay their subcontractors and suppliers within five (5) days thereafter, and that subcontractors pay their subcontractors and suppliers within five (5) days thereafter. Any contractor, subcontractor, supplier or vendor who believes that JCC has failed to comply with this prompt payment policy should report that to JCC's Construction Accounting Manager or his or her successor.

              iv. Assistance to Newcorp. JCC shall make reasonable efforts to encourage and assist Newcorp's Board of Directors.

              v. Certification. JCC shall arrange for the certification of all potential contractors and subcontractors before a contract or subcontract is executed, by reaching its decision on certification of an applicant no later than fifteen (15) days after receipt of a completed certification application; however, the parties recognize that it may sometimes be impractical, due to a combination of factors, to do so. Under those circumstances, JCC shall strive to complete the review of a certification application no later than fifteen (15) days after the contract is executed or work commences, whichever comes first. Any contractor that is not certified before the end of a given quarter shall not be counted towards the achievement of JCC's MBE or WBE goals for that particular quarter.

              vi. Monitoring. At least quarterly, JCC will review reports and perform desk and on-site audits of prime contractor, subcontractor and union compliance with the construction contracting component of the Open Access Plan for Construction of the Casino.

         7. Compliance-Oriented Efforts Standards for Construction General Contractors and Subcontractors

         In determining whether general contractors and subcontractors who subcontract any portion of the work for which they are responsible (whether they are majority-owned, women-owned or minority-owned) have made all necessary and reasonable efforts to achieve the Open Access contracting objectives during construction and any renovation of the Casino, JCC will consider a number of factors. These factors shall be evaluated on the basis of each such contractor's completion of a questionnaire, which will be filled out as often as JCC deems appropriate, but no less than once each calendar quarter, whether the contractor is majority-owned, woman-owned or minority-owned. The questionnaire shall address the following issues (and such further inquiries as JCC shall find appropriate):

         a. Pre-award Meetings. Whether the general contractor or subcontractor attended any pre-award meetings scheduled by JCC to inform Open Access Participant firms of contracting and subcontracting opportunities and of issues relating to the performance of these contracts;

         b. Subcontractor Lists. Whether the general contractor or subcontractor requested from JCC a list of Open Access Participant firms;

         c. Small Contracts. Whether the general contractor or subcontractor broke down contracts into dollar or work units to facilitate participation by Open Access Participant firms, as consistent with the nature of the work to be performed and its relationship to other aspects of the project. Such action is appropriate where the total amount of a particular type of work to be done is large enough that it can be profitably shared by multiple subcontractors and there is nothing inherent in the work which requires it to be done by a single subcontractor;

         d. Follow-Up. Whether the general contractor or subcontractor followed up initial indications of interest by contacting Open Access Participant firms to determine with certainty if they were interested in bidding;

         e. Advertisement. Whether the general contractor or subcontractor advertised in general circulation and trade association publications concerning the subcontracting opportunities and allowed subcontractors reasonable time to respond;


         f. Good Faith Negotiations. Whether the general contractor or subcontractor negotiated in good faith with interested Open Access Participant firms and did not reject Open Access Participant firms as unqualified without sound business reasons based on a thorough investigation of their capabilities;

         g. Information. Whether the general contractor or subcontractor provided interested Open Access Participant firms with adequate information about the plans, specifications and requirements of the subcontract;

         h. Written Notice. Whether the general contractor or subcontractor took the necessary steps to provide written notice in a manner reasonably calculated to inform Open Access Participant firms of the opportunities and allowed sufficient time under the circumstances for them to participate effectively;

         i. Community Resources. Whether the general contractor or subcontractor used the services of available minority and women's community organizations, minority and women's contractors' groups, local, state and federal minority and women's business assistance offices, disability rights organizations and other organizations that provide assistance in the recruitment and placement of Open Access Participant firms, such as Newcorp;

         j. Contact Records. Whether the general contractor or subcontractor has maintained the following records for each MBE and WBE which bids on any subcontract:

             -   Name, address, telephone number.
             - Description of information provided by the general contractor or subcontractor.
             - A statement of whether an agreement was reached and if not, why not, including any reasons for concluding that the bidder was unqualified to perform the job.

         8.  Reporting

         JCC will report quarterly to the RDC, the Mayor and the City Council with regard to its progress, with respect to contracting, in implementing the Open Access Plan for Construction of the Casino in accordance with Part II, Subpart C; Part IV, Subpart F; and Part V, Subpart B of the Open Access Program.

         The first contracting report was filed by Harrah's Jazz Company on October 31, 1994, and it covered all previous contracting in connection with the temporary and permanent Casino projects. Subsequent reports will continue to be filed no later than one (1) month after the close of each calendar quarter, with reports due on January 31, April 30, July 31 and October 31, for the quarters ending December 31, March 31, June 30 and September 30, respectively.

         The quarterly report shall address the following:

         - Efforts undertaken by JCC to publicize the contracting and subcontracting opportunities provided by the construction of the Casino.
         - Efforts undertaken by JCC to identify Open Access Participant firms and efforts undertaken to encourage their participation in the construction of the Casino.

         - Efforts undertaken by JCC to remedy any inability of Open Access Participant firms to perform construction contracts or subcontracts or proposed construction contracts or subcontracts.

         - A summary of the progress being made toward achieving the overall contracting objectives of the Open Access Plan for Construction of the Casino.

         - The extent to which joint ventures, made up in part of MBEs and/or WBEs have been utilized by JCC in the construction of the Casino.

         - The contact person at each MBE and WBE contractor or subcontractor working on the construction of the Casino.

         - The type of service(s) provided by each MBE and WBE contractor or subcontractor working on the construction of the Casino.

         - The date any contract or subcontract was awarded to a MBE or WBE working on the construction of the Casino.

         - Discussion of the nature of any problems encountered by MBE and WBE bidders whose bids were not accepted for work on construction of the Casino.

         - Recommendations to strengthen the contracting component of the Open Access Plan for Construction of the Casino.

         - Forecast of the construction contracts expected to be awarded, including probable monetary amounts involved, the number and type of contracts to be awarded and expected solicitation dates, in connection with the construction of the Casino.

         - The total number of contracts and total dollar volume of contracts and subcontracts signed during the previous calendar quarter and the total number of contracts, dollar volume and percentage of contracts and subcontracts awarded to MBEs, WBEs and majority firms during that quarter.

         - All funds paid to MBE and WBE contractors and subcontractors on a cumulative basis, from the commencement of construction of the Casino through the end of that quarter, for construction work on the Casino, including change orders, and the percentage those funds constitute of the total funds paid during that period.

         - All funds paid to MBE and WBE contractors and subcontractors during the quarter for work on construction of the Casino, including change orders, and the percentage those funds constitute of the total funds paid for that period.

         - In reporting on the three (3) preceding items, funds paid to joint ventures made up in part of MBEs and/or WBEs should be counted only to the extent of monies actually received or to be received by the MBE and/or WBE, excluding any work subcontracted to a non-Open Access Participant firm.

         - The MBEs and WBEs that currently have contracts or subcontracts or have had contracts or subcontracts during the reporting period, the number of contracts or subcontracts awarded to each individual MBE and WBE and the dollar volume of each of these contracts.

         - In the performance of its work on the Casino, an MBE or WBE contractor or subcontractor may enter into second-tier subcontracts consistent with standard industry practices. However, if an MBE or WBE contractor or subcontractor subcontracts a significantly greater portion of the work of its contract or subcontract to a non-MBE or non-WBE than would be expected on the basis of standard industry practices, then that MBE or WBE subcontractor will not be viewed as performing a commercially useful function and JCC may not count such participation towards the MBE or WBE goals under these Open Access Plans.

         - MBE and WBE manufacturers, suppliers (subject to the immediately following paragraph) and wholesalers will be credited for the entire amount of purchase orders involved, regardless of who does the installation; provided, however, if the installation price paid to a non-MBE or non-WBE contractor exceeds fifty percent (50%) of the purchase price, JCC will receive MBE or WBE credit for the purchase price only. JCC will not double count amounts paid for the purchase of equipment, products or supplies from MBEs or WBEs and amounts paid for installation by MBEs or WBEs.

         - MBE and WBE suppliers will be given full credit for purchase orders if such suppliers are bona fide business enterprises which maintain inventory for sale to customers (i.e., they are not brokers).

         - A breakdown of firms that were certified, decertified and recertified during the quarter and whether they are MBEs or WBEs.


                 In reporting on JCC's progress toward achieving its goals for the quarter, JCC will compare its performance data against the goals as set forth in the Open Access Plan for Construction of the Casino. JCC's quarterly contracting reports will also describe additional efforts to comply with the relevant portions of Part IV, Subpart A of the Open Access Program.

                  JCC will include in the report any explanatory or background information which it believes will aid in understanding or interpreting the data being reported and information on any other relevant subjects as requested by the Mayor and/or the City Council.

         Notwithstanding the foregoing obligations for JCC's quarterly reports, the RDC, the Mayor and the City Council acknowledge that, as an on-going matter, periodic revisions and adjustments to JCC's reporting obligations will be needed. On or before November 20, 1998, representatives of the RDC, the Mayor, the City Council and JCC will meet, at a time and place that is mutually acceptable to the parties, for the purpose of materially reducing the reporting burden upon JCC of the Open Access Program and the Open Access Plans in a manner that is consistent with the Mayor's and the City Council's needs to evaluate fully JCC's performance under the Open Access Program and these Open Access Plans. The representatives identified above will specifically discuss which current reporting obligations (i) could be changed to information that JCC maintains and makes available for inspection by the City and/or the RDC, and
(ii) could remain as or become ongoing reporting obligations. Before becoming effective, any proposed revisions to JCC's reporting obligations emerging from this or comparable meetings must be agreed to in writing by the RDC and the Mayor and must obtain approval by the City Council according to the procedure for adoption of Motions by the City Council.

         9. Certification

         JCC's Certification Process and relevant forms are attached as Addendum E hereto.

         10. Responsibility

         JCC has assigned primary responsibility to its Director of Design and Construction for successful implementation of the construction contracting component of the Open Access Plan for Construction of the Casino. In carrying out that responsibility, JCC's Director of Design and Construction will have the active guidance and assistance of the Director of Community Resources Development for HNOMC.

      III. OPEN ACCESS PLAN FOR OPERATION OF THE CASINO

         JCC has developed an Open Access Plan for Operation of the Casino as the mechanism for achieving JCC's Open Access objectives during the operation of the Casino. The Open Access Plan for Operation of the Casino contains two components, one directed at employment of women and Minority Individuals, and another directed at the purchasing of goods and services by the Casino from Open Access Participant firms.

A.   EMPLOYMENT COMPONENT FOR OPERATION OF THE CASINO

         1. Introduction

         JCC is committed to providing expanded employment opportunities for Minority Individuals, women and Persons with Disabilities, and equal opportunity for all, in connection with the operation of the Casino. This Open Access Plan for Operation of the Casino shall apply to those persons actually working in the Casino and also to those dealing with Casino operations who are employed in the administrative offices of JCC and HNOMC. This Plan shall also apply to any employees of the members of JCC who are substantially engaged in the operation of the Casino.

         2. Open Access Employment Objectives

         JCC will make all necessary and reasonable efforts, through the means set forth below, to achieve levels of employment among those engaged in operation of the Casino at the level of their actual availability in the relevant labor market. The NERA Study has found such actual availability to be as follows:



Minority Individuals
--------------------
Managers & Professionals                               16.3%
Supervisors                                            26.3%
Technicians                                            32.5%
Support Occupations                                    56.0%
Cleaners, Operators, Laborers                          84.0%



Non-minority Women
------------------
Managers & Professionals                               34.5%
Supervisors                                            36.4%
Technicians                                            10.0%
Support Occupations                                    27.8%
Cleaners, Operators, Laborers                          4.7%



         Following the method used by NERA in the NERA Study, JCC will calculate the utilization of Minority Individuals and non-minority women by their numbers and by the percentage they constitute of the total number of individuals employed at the Casino during any given quarter. See Part IV, Subparts A and F of the Open Access Program. Because NERA's availability analysis was based on the assumption that minority women will be counted as Minority Individuals and not as women, JCC will count minority women in that way.

         As suggested by the NERA Study finding that potential availability of Minority Individuals and MBEs greatly exceeds actual availability, JCC anticipates that such actual availability will increase as a result of the efforts of this Open Access Plan for Operation of the Casino and other efforts to remove discriminatory barriers. Accordingly, JCC anticipates significant incremental increases in its hiring and contracting goals as a result of the reassessments of goals that will commence in September 2000 pursuant to Part V, Subpart I the Open Access Program.

         3. Open Access and Non-Discrimination

         JCC will provide equal employment opportunity and Open Access for all persons and will recruit and administer hiring, working conditions, benefits and privileges of employment, compensation, training, opportunities for advancement (including upgrades and promotions), transfers and terminations of employment, without discrimination based on race, color, religion, national origin, sex, age, disability or sexual orientation.

         The objective of this Open Access Plan for Operation of the Casino is to ensure that all individuals receive equality of opportunity limited only by each person's desires and abilities. This objective calls for a work environment free of discrimination in employment based on race, color, religion, national origin, sex, age, disability or sexual orientation. In order to achieve this goal, JCC will engage in a process of continuous monitoring and reporting.

         In addition, JCC will fully comply with all applicable local, state and federal laws and regulations implementing equal employment opportunity objectives, not only by meeting the letter of the law, but also by carrying out the full spirit of equal opportunity and Open Access.

         JCC considers this Open Access Plan for Operation of the Casino to be an inclusive tool to facilitate the expansion of equal opportunity. The numerical utilization objectives established by this Open Access Plan for Operation of the Casino are not quotas, but goals to be prominently kept in mind in an effort to achieve a work force that fairly reflects the make up of the available labor pool. JCC will ensure that all applicants and employees are treated without regard to their race, color, religion, sex, national origin, age, disability or sexual orientation.

         4. Program Implementation and Compliance-Oriented Efforts

         JCC will take the following specific actions to demonstrate its best efforts to realize the purposes described above:

         a. Outreach:

            i. JCC shall utilize the services of official public agencies responsible for recruitment and placement of Orleans Parish residents, such as the State Employment Service.

            ii. JCC shall notify all JCC contractors and subcontractors in writing of JCC's residency goals and Open Access goals and will request, and, if possible, require that contractors and subcontractors adopt the same hiring goals as JCC has under this Open Access Plan for Operations Employment.

            iii. JCC shall continue to develop, implement and monitor accredited training programs to train potential casino employees, emphasizing training for Orleans Parish residents for purposes of meeting JCC's Open Access Participant goals. The content of these training programs shall be made available to the RDC for review, when requested within a reasonable time frame.

            iv. JCC shall develop, implement, and monitor special efforts to recruit African-American male participants to be trained in JCC's training program. This includes working with the Opportunity Industrialization Center, the National Council of Negro Women and the Urban League to assist in conducting Life Skills Training for the disadvantaged. JCC will also seek the assistance of several organizations in the recruitment of African-American men. Those organizations include: the Coalition of 100 Black Men; the Zulu Social Aid & Pleasure Club; the Dryades Street YMCA and the graduate chapters of several Black fraternities (Alpha Phi Alpha, Kappa Alpha Psi, Omega Psi Phi and Phi Beta Sigma).

            v. JCC shall make special efforts to select applicants from among Project Independence participants to be trained in JCC's training program.

            vi. JCC shall not use irrelevant or unnecessary application criteria which negatively impact recruitment of Minority Individuals, Disadvantaged Individuals or women.

            vii. Persons with Disabilities. JCC will continue relationships with agencies that provide services to Persons with Disabilities for the purpose of identifying job opportunities with the Casino for which Persons with Disabilities are qualified or may become qualified with reasonable accommodation. JCC will seek assistance from such organizations, as a recruiting source for potential employees and as a source of information about potential employees with disabilities, and it will otherwise work to enhance employment opportunities for Persons with Disabilities.

            viii. Dissemination of Information on Employment Needs of the Casino. JCC will widely distribute information on employment opportunities at the Casino to institutions of higher learning, skills training centers, religious organizations, community centers and organizations. JCC will make follow-up contacts with each organization. JCC will also, as needed, use mass media to advertise employment opportunities. It will advertise through a number of newspapers and radio stations with substantial African-American audiences -- e.g., The Louisiana Weekly, The New Orleans Data News Weekly, The New Orleans Tribune, WYLD, WBOK, B97 and WQUE (Q93). Likewise, JCC will use television announcements with the same focus.

            ix. Supervisory and Professional Recruitment. JCC's recruitment effort for its supervisory and professional positions will include colleges, universities, and alumni offices of schools which are likely to have students or alumni who are women or minorities (e.g., historically black colleges and all-female schools).


            x. Independent Training Agencies. Beginning with the construction of the Casino-Phase I (as defined in the GDA), JCC will conduct a variety of activities aimed at assisting skills training centers, Open Access Participant firms and others in establishing programs to train workers for jobs existing at the Casino. JCC will describe the employment needs of the Casino and provide direction and guidance in formulating appropriate training programs for persons seeking employment there. JCC will also identify teachers and/or employees who are willing to work in training programs.

            xi. Internships. In order to identify highly qualified individuals interested in pursuing full-time careers with Harrah's, JCC will institute an internship program for college and university students. This program will utilize part-time employment to provide participants with exposure and learning opportunities under the close supervision of an internship manager. The internship program will utilize a learning plan tailored to each intern's areas of activity and interests and each intern's performance will be evaluated. The internship program will be consistent with age requirements of state statutes and regulations relating to casino employment.

            xii. Internship Recruitment. JCC will continue to recruit interns from a number of local institutions of higher learning that have a substantial enrollment of Minority Individuals and/or women.

            xiii. Selection for Training. JCC has developed written criteria for use in considering applicants for the internship and training programs, which are attached to these Open Access Plans as Addendum G. JCC will submit any revisions of these criteria to the City Council for approval. In pursuing these internship and training programs, JCC shall utilize aggressive measures to recruit prospective employees from communities with high unemployment rates, which measures shall include visits to schools, community organizations, businesses, employment agencies and places frequented by the chronically unemployed. Applicants must meet any requirements imposed by the State of Louisiana for the position involved.

            xiv. Recruiting Sources. JCC has and will maintain regular communications with major recruiting sources, including those focusing on employment of Minority Individuals, women and persons with disabilities, as well as community agencies, community leaders, churches and other religious organizations with predominantly African-American membership, high schools, vocational and technical schools, junior colleges and colleges with a substantial number of African-American and/or women students and the Louisiana State Employment Service. JCC will encourage these sources to actively recruit and refer Minority Individuals, women and Persons with Disabilities for all positions for which the Casino hires.

            xv. Employment Advertisements. Placement of advertisements for employment include electronic (where appropriate) and newsprint media of special interest to minority audiences. If groups of persons are pictured in employment advertisements, members of both minority and non-minority groups, men and women and Persons with Disabilities will be included. All employment advertisements shall contain the phrase "An Equal Opportunity Employer. Applicants for Employment will be Considered without regard to Race, Color, Religion, Sex, Sexual Preference, National Origin or Physical Handicap."

            xvi. General Advertisements. JCC's general advertising will continue to feature both employees and non-employees. It shall also include members of both minority and non-minority groups, men and women, as well as Persons with Disabilities.

            xvii. Review of Position Descriptions. JCC has reviewed all position descriptions to ensure that they accurately reflect the duties performed. JCC shall review all selection criteria on an ongoing basis to ensure that they are job-related and non-discriminatory.

            xviii.   Availability of Position Descriptions.  JCC shall make
position descriptions and selection criteria available to recruiting sources.

            xix. Recruiting. JCC will continue to interface with placement departments of vocational, trade and business schools as well as universities in the New Orleans area to present job placement seminars at which applications will be distributed. In particular, JCC shall recruit at local colleges and secondary schools that have entirely or primarily women student enrollments or women alumnae.

             xx. Job Fairs. JCC, independently or in conjunction with other agencies and/or employers, shall continue to conduct job fairs aimed at recruiting women in different areas of New Orleans where applications will be distributed and collected. JCC shall designate persons to direct these intensified outreach efforts.

             xxi. Benefits Advertising. JCC will engage in an ongoing substantive print media and television campaign emphasizing its Child Care, Education Assistance and Home Ownership Programs. The publications selected will be those likely to be read by women.

             xxii. Encouragement of Contractors and Subcontractors. In the event JCC believes that any contractor or subcontractor is in violation of the goals with respect to hiring, based upon the availability of Open Access Participants in the trades and occupations used by that contractor or subcontractor (as measured by the disaggregated NERA data), then JCC will work pro-actively to assist that contractor or subcontractor to improve its performance.

         b.   Hiring:

              i. Employment Application. JCC's employment application does and will continue to set forth prominently words communicating JCC's policy of equal opportunity employment.

              ii. JCC shall not use irrelevant or unnecessary application or hiring criteria which negatively impact the hiring of Minority
Individuals, Disadvantaged Individuals or women.

              iii. All JCC and HNOMC officials and staff members involved in the hiring process have been and will continue to be given training in accomplishing equal opportunity employment. This training will include, but not be limited to, cultural and sensitivity training and a complete explanation of the philosophy behind, purposes of, and operation of the Open Access Program and these Open Access Plans.


         c.   On the Job:

              i. Career Development. JCC will continue to pursue a multi-faceted program of career development which can be expected to produce substantial opportunities for Open Access Participants. At the heart of this program is the annual performance appraisal given to each employee, during which career development possibilities are discussed and the employee's performance during the year is assessed. JCC will regularly utilize several specific types of career development techniques, depending on the performance and inclinations of individual employees, and upon the needs of the business for persons with particular skills or abilities.

              ii. Comprehensive Training Plan. JCC shall fully implement its comprehensive written training plan, which is attached as Addendum F to these Open Access Plans. The training plan addresses in detail the full range of training made available to current and prospective employees. The training plan will be revised periodically to meet the changing needs of the business. JCC will notify the Mayor, the RDC and the City Council of any such revisions to the training plan.

              iii. Performance Enhancement Training and On-the-Job Training. JCC, at its own expense, and during an employee's paid work time, shall make available a variety of classroom and other training programs to enhance the knowledge and skills of present employees with regard to the jobs that they presently fill. Such training will be undertaken on a routine basis.

              iv. Apprenticeships. JCC shall utilize apprenticeships in order to provide accelerated cross-occupational training to persons in occupational areas outside of those in which they presently work. These apprenticeships will utilize a combination of classroom training, on-the-job training and mentoring, in order to develop job skills in occupations which may be new for the employees involved. Typically, these apprenticeships will be directed toward preparation for positions which are promotions (i.e., increases in responsibility and compensation) from the apprentice's current position.

              v. JCC shall utilize apprenticeship as a preferred method for filling higher level positions in the Casino. During the pre-opening phase of the Casino, JCC will utilize apprenticeship in the form of its Fast-Track program, through which gaming employees are given appropriate training under the guidance of a mentor and moved on an accelerated basis into gaming supervisory positions. During the initial phase of operations, JCC's Dual Rate Supervisor program will utilize apprenticeship in a different form. This program will allow promising employees, working under the personal guidance of a Table Games Manager, to begin performing supervisory duties on a part-time basis, while continuing to perform their regular duties at other times. The content of the referenced programs and any successor or related programs shall be made available to the RDC for review when asked for on a reasonable time frame.

              vi. JCC expects to utilize apprenticeships in filling supervisory positions starting at the end of Casino-Phase I, and it believes that such apprenticeships will offer a significant opportunity for advancement for Open Access Participants. JCC likewise expects to make regular use of apprenticeships to fill supervisory and other positions in the future.

              vii. JCC will establish and maintain a lay-off policy that operates evenhandedly.

              vii. Policy Statements. JCC shall continue its practice of providing all Casino employees with copies of the employee handbook, which includes JCC's equal employment opportunity and Open Access policies. The policies shall continue to be included in the Supervisor's Manual.

              ix. Publications. JCC's equal employment opportunity and Open Access policies shall continue to be featured periodically in the employee newspaper. In addition, JCC's Open Access activities in the New Orleans metropolitan community will be periodically presented to employees through existing JCC news media, special bulletins and brochures.

              x. New Employee Orientation. JCC's commitment to equal employment opportunity shall be presented as a part of the orientation programs for all new employees.

              xi. Bulletin Boards. JCC's equal employment opportunity policy and current and anticipated job openings shall be posted on appropriate bulletin boards.

              xii. Posters. The required equal employment opportunity posters will be prominently displayed in conspicuous places in the Casino and in employment and testing areas.

              xiii. Job Posting. JCC shall continue its job posting plan, which includes professional and supervisory vacancies up to the director level. Under this plan, openings are posted and any employee may apply in writing. Counseling is available to all employees concerning the enhancement of their qualifications for desired opportunities.

              xiv. Training for Advancement. JCC shall regularly monitor its training programs to ensure Open Access Participants are given equal access to all developmental training designed to enhance an employee's ability to assume positions of greater responsibility.

              xv. Tuition Refund Program. JCC shall continue to make available a Tuition Refund Program for all full-time employees with one (1) year of service. JCC will encourage minority employees, women employees and employees with disabilities to participate in the Tuition Refund Program. At new employee orientation sessions, the program shall be explained and employees will be encouraged to consider furthering their education.

              xvi. Facilities. All work areas, cafeterias, rest and recreational areas and other facilities shall be maintained on a non-discriminatory basis.

              xvii. Employee Counseling. Counselors shall be available on reasonable request to work with an employee concerning personal or work-related problems.

              xviii. Support of Community Programs. JCC has recognized its role as a corporate citizen in the New Orleans metropolitan community, and it will continue its leadership through programs designed to improve the socio-economic status of disadvantaged persons and to eliminate discrimination in employment. Among other actions, JCC shall:

                     - encourage employees to work with and serve on the advisory boards of various community self-help groups;

                     - encourage executives and managers to act as advisers, members of boards of directors and fund raisers and in various other capacities for community organizations;

                     - participate in and, where practical, sponsor seminars for the business community on equal employment opportunity and Open Access for Minority Individuals, women and Persons with Disabilities; and

                     - encourage its employees to spend personal time to aid in the solution of urban and community problems.

             xix. Accommodation to Physical and Mental Circumstances of Persons with Disabilities. JCC shall make reasonable accommodation to the physical and mental circumstances of qualified employees or applicants with known disabilities, to the extent that it is made aware of the need for such accommodation and the accommodation does not impose an undue hardship on JCC.

             xx. Work Environment. JCC shall not tolerate the intimidation, harassment or reprisal against minority or women employees or employees with disabilities. Any employee who wishes to file a complaint concerning an alleged violation of this policy may do so by submitting it in writing to the Human Resources Department. (See Addendum I to these Open Access Plans).

             xxi. Employee Assistance Program. JCC has put in place and will continue to maintain an employee assistance program having two (2) components:

                     - Child Care and Child Development Program. JCC has adopted HJC's Child Care Program and assumes HJC's obligations under that program. The specific provisions of the Child Care Program are set forth at Addendum N of these Open Access Plans. All references to "Harrah's" in the Child Care Program shall be deemed to refer to JCC, where appropriate. The Child Care Program shall be in operation by the date any employees are hired to work in the Casino operations or the date such employees begin their training, whichever comes first.

                     - Home Ownership Program. JCC shall have in place a home ownership program for employees with a household income of $25,000 or less who have been full-time employees for at least one (1) year from their date of hiring (regardless of whether such employees were hired before or after the Casino opens). JCC will assist such employees by contributing $1,000 and other financial assistance to the down payment on a home for first time home buyers.

             xxii. Youth Employment Program. JCC has undertaken and will continue to undertake to identify employment opportunities for unemployed youth in the New Orleans area, will coordinate with Newcorp to assist in starting businesses in which the youth of New Orleans may play a role, and will work closely with public and private concerns in providing training and assistance to young residents of the New Orleans area.

             xxiii. JCC will develop internships for women students, consistent with the internship program described in Part III, Subpart 4.a.xi. of these Open Access Plans, and such internships will be consistent with state-mandated age requirements for casino employment.

         d.   Management:

             i. JCC shall maintain documentation of applications by Open Access Participants, including at a minimum:

                     - names, addresses, and telephone numbers of Open Access Participant applicants who were contacted,

                     - description of information provided to those Open Access Participants, and

                     - a statement of why they were not hired (if they were not).

             ii. Casino Employment Advisory Committee. JCC shall continue to maintain a Casino Employment Advisory Committee to be composed of business, community and university representatives with relevant expertise to serve along with appropriate representatives of JCC. This Advisory Committee shall at all times be composed of a minimum of five (5) members. (See Addendum O to these Open Access Plans for an initial list of members). Some of these

Advisory Committee members may be members of other advisory committees that have been or will be created under these Open Access Plans, but the membership of the advisory committees will not completely overlap. This Advisory Committee will meet at least quarterly to review and assist with JCC's efforts in the employment of Minority Individuals, women, and other Disadvantaged Individuals in the operation of the Casino, and to identify Open Access concerns.

             iii. Meetings. Meetings shall be held regularly in which JCC management employees are advised of JCC's equal employment opportunity policy and of the philosophy behind, purposes of, and operation of the Open Access Program and these Open Access Plans. The agendas of these meetings include a statement from the management committee of JCC and HNOMC's management expressing JCC's and HNOMC's full endorsement of the Open Access Program and these Open Access Plans.

             iv. Staff Training. Management and other employees engaged in employment, placement, training, transfer or promotion activities will continue to receive additional training in the applicable local, state and federal equal employment opportunity laws, and in the Open Access Program and these Open Access Plans, as well as their individual responsibility in assisting JCC and HNOMC to meet their equal opportunity and Open Access objectives. All JCC and HNOMC employees engaged in making hiring and selection decisions will continue to be trained to ensure non-discriminatory decision-making. Employment results will continue to be reviewed to ensure non-discriminatory treatment.

             v. Applicant Flow. JCC shall regularly review the ethnic and gender composition of its applicant pool, as a means of self-evaluating its outreach and related efforts, in order to ensure that sufficient numbers of Open Access Participants are being recruited and are applying for employment with JCC.

             vi. Monitoring. JCC shall maintain logs of personnel transactions, including applications, hires, promotions, transfers and terminations, and shall analyze the transactions at least quarterly to identify problem areas and appropriate remedial actions. A summary of these analyses, which are reviewed by management, shall be prepared by the Human Resources Department on a quarterly basis and shall be made available to the RDC for audit.

             vii. Compliance with Federal, State and Local Discrimination Statutes and Guidelines. JCC shall regularly review its recruitment and advertising policies, its job policies and practices and wage, compensation and benefit structure to ensure that its practices conform to the requirements of Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act of 1993; the Americans with Disabilities Act; the Pregnancy Discrimination Act of 1978; the Age Discrimination in Employment Act, as amended; the Equal Pay Act; the Employee Retirement Income Security Act of 1974, as amended; La.R.S. 23:1006 and 23:1008; and the City of New Orleans Human Relations law. JCC shall maintain leave policies that are non-discriminatory and JCC shall treat disability due to pregnancy similar to any illness or injury. JCC shall also make reasonable accommodations for the religious observances and practices of employees and prospective employees, as required. (See Addenda H and I to these Open Access Plans.)

         5.  Reporting

         JCC will report to the RDC, the Mayor and the City Council within one
(1) month following the end of each calendar quarter (January-March, April-June, July-September, October-December) concerning certain employment information relating to operation of the Casino in accordance with Part II, Subpart C; Part IV, Subpart F; and Part V, Subpart B of the Open Access Program. JCC shall submit quarterly reports concerning employment information relating to the operation of the Casino beginning with the report covering the period from July through September 1999, which report is due on October 31, 1999. Prior to that time, JCC shall report on its recruitment activities, if any, as they occur. In the event the opening date for the Casino is scheduled to occur earlier than twelve (12) months after the Effective Date, JCC shall begin reporting on its operations employment activities at least three (3) months before the opening date. These quarterly reports shall contain the following information:

         a. Employees: The total number of employees as of the end of the quarter broken into the five (5) occupational categories set forth in the NERA Study. These figures are further broken down into regular full-time; regular part-time; temporary and on-call, including the number in each category who are minority men, minority women, non-minority men and non-minority women. JCC will also report on the current make-up of the workforce as of the last two (2) payroll days in the quarter covered by the report. See Part IV, Subpart A.3. of the Open Access Program.

         b. New Hires: The total number of persons hired during the quarter for each of the categories specified above, including the number in each category who are Minority Individuals and women.

         c. Terminations: The total number of regular full-time and regular part-time employees whose employment terminated during the quarter, including the number in each category who are Minority Individuals and women and a statement within each subcategory of the number terminated voluntarily and involuntarily.

         d. Other Employee Data: In addition to the employment data described in items a. through c., above, each quarterly report shall report the Net Hiring for the Quarter and Total Employment of Open Access Participants, as defined herein and in Part IV, Subpart A of the Open

Access Program. Further, the quarterly report will describe all of the subfactors used to make these calculations.

         e. Prospective Employee Training: The total number of prospective employees who were trained during the quarter, including the number who are Minority Individuals and women.

         f. Accounting for Minority Women: Because NERA's availability analysis was based on the assumption that minority women will be counted as Minority Individuals rather than as women, JCC will count minority women in that way.

         g. Persons with Disabilities: Insofar as JCC becomes aware of the disabled status of individuals employed, hired, terminated or trained during the quarter, it shall report that information in a separate section of the report, which will note that such information is necessarily partial and incomplete.

         h. Residence: JCC will report on the percentage of its employees who are residents of Orleans Parish and the percentage who are residents of Louisiana.

         In reporting on JCC's progress toward meeting its goals for the quarter, JCC will compare its performance data against the goals as set forth in this Open Access Plan for Operation of the Casino. JCC's quarterly employment reports will also describe additional efforts to comply with the relevant portions of Part IV, Subpart A of the Open Access Program.

         JCC will include in the report any explanatory or background information which it believes will aid in understanding or interpreting the data being reported and information on any other relevant subjects as requested by the Mayor and/or the City Council.

         Commencing within twelve (12) months after opening the Casino, JCC will submit an annual report, in writing, to the City Council on the success of the Open Access Plan for Operation of the Casino regarding the employment component for operation of the Casino in reducing unemployment, underemployment, chronic unemployment, under utilization of traditionally disadvantaged groups and on the Open Access Program's impact on the community.

         Notwithstanding the foregoing obligations for JCC's quarterly reports, the RDC, the Mayor and the City Council acknowledge that, as an on-going matter, periodic revisions and adjustments to JCC's reporting obligations will be needed. On or before November 20, 1998, representatives of the RDC, the Mayor, the City Council and JCC will meet, at a time and place that is mutually acceptable to the parties, for the purpose of materially reducing the reporting burden upon JCC of the Open Access Program and the Open Access Plans in a manner that is consistent with the Mayor's and the City Council's needs to evaluate fully JCC's performance under the Open Access Program and these Open Access Plans. The representatives identified above will specifically discuss which current reporting obligations (i) could be changed to information that JCC maintains and makes available for inspection by the City and/or the RDC, and
(ii) could remain as or become ongoing reporting obligations. Before becoming effective, any proposed revisions to JCC's reporting obligations emerging from this or comparable meetings must be agreed to in writing by the RDC and the Mayor and must obtain approval by the City Council according to the procedure for adoption of Motions by the City Council.

         vi.  Responsibility

         The members of JCC have the overall responsibility for the success of JCC's equal employment opportunity and Open Access policy. JCC shall require HNOMC to comply with the provisions of the Open Access Program and these Open Access Plans insofar as its contractual duties to JCC bear upon such activities. JCC continues to take full responsibility for any aspects of the implementation of these Open Access Plans that may be delegated to HNOMC.

         a. Vice President of Government Affairs and Community Relations. JCC's Vice President of Government Affairs and Community Relations is specifically delegated responsibility for administration of JCC's equal employment policy and the employment components of the Open Access Plan for Operation of the Casino. JCC's Vice President of Government Affairs and Community Relations is responsible for assuring that appropriate action is taken by all levels of management to achieve JCC's equal employment opportunity and Open Access employment objectives. JCC's Vice President of Government Affairs and Community Relations will be assisted by the staff of the Vice-President of Human Resources for HNOMC, which will work under the direction of the JCC Vice-President.

         b. Section and Department Managers. Each JCC section officer, department manager and supervisor is responsible for providing equal opportunity and Open Access for their assigned employees in accordance with the Open Access Plan for Operation of the Casino. In carrying out these responsibilities, all of these officers and employees will have the active assistance and guidance of JCC's Vice-President of Government Affairs and Community Relations.

B.  CONTRACTING COMPONENT FOR OPERATION OF THE CASINO

         1.   Introduction

         JCC is committed to providing expanded contracting opportunities for Open Access Participant firms during the operation of the Casino.

         2.   Open Access Contracting Objectives

         Based on the findings of the NERA Study concerning actual availability, JCC will make all necessary and reasonable efforts to achieve the following utilization levels for MBEs and non-minority WBEs, respectively, in the operation of the Casino. These goals are applicable to all service and commodities contracting by JCC and HJC, as defined and explained in the NERA Study at page 136 and in the supplemental memorandum attached as Addendum J hereto. (Lists of commodity and non-professional service purchases submitted to NERA as the basis for developing these goals are attached hereto as Addenda K and L, respectively.) The resulting goals are as follows:

                             Operations Contracting


                                                                              Non-minority
                                                                 MBEs             WBEs
                                                                 ----             ----
Professional Services                                            3.1%             10.3%
Commodities and Non-Professional Services                        7.5%             14.7%


         As suggested by the NERA Study finding that potential availability of Minority Individuals and MBEs greatly exceeds actual availability, JCC anticipates that such actual availability will increase as a result of the efforts of this Open Access Plan for Operation of the Casino and other efforts to remove discriminatory barriers. Accordingly, JCC anticipates significant incremental increases in its hiring and contracting goals as a result of the reassessments of goals that will commence in September 2000 in accordance with
Part V, Subpart I of the Open Access Program. Thus, JCC has a present perception that the appropriate contracting goals for operation of the Casino by March 31, 2001 will be higher than those set forth above, and that comparable percentage increases in goals will be called for by subsequent goal reassessments.

         3. Open Access and Non-Discrimination

         JCC will provide equal business opportunity and Open Access for all supply and service (professional and non-professional) contractors during the operation of the Casino.

         JCC will fully comply with all applicable local, state and federal laws and regulations implementing equal business opportunity objectives, not only by meeting the letter of the law, but by carrying out the full spirit of equal business opportunity and Open Access.

         JCC considers the Open Access Plan for Operation of the Casino to be an inclusive tool to facilitate the expansion of equal opportunity. The numerical utilization objectives established by the Open Access Plan for Operation of the Casino with regard to contracting in the operation of the Casino are not quotas but goals to be prominently kept in mind as reflective of actual availability of contractors in the marketplace. JCC will ensure that all contractors and vendors are treated without regard to their race, color, religion, national origin, sex, age, disability or sexual orientation.

         4. Program Implementation and Compliance-Oriented Efforts

         To achieve the objectives of the Open Access Program, JCC undertakes to implement the following concrete steps:

         a. Small Contracts. Where appropriate in light of the nature of work to be performed and its relationship to other aspects of the project, JCC shall identify portions of the work which may be performed by Open Access Participant firms and will, where economically feasible, break down contracts into work or dollar units to facilitate MBE, WBE and DBE participation. JCC shall look for such opportunities where the total amount of a particular type of work to be done is large enough that it can be profitably shared by multiple contractors and/or subcontractors, and there is nothing inherent in the work which requires it to be done by a single contractor and/or subcontractor.

         b.   Outreach:

             i. JCC shall schedule pre-award, pre-bid, pre-proposal and/or pre-quote meetings to advise Open Access Participant firms of contracting, subcontracting and procurement opportunities.

             ii. JCC has developed and will maintain a directory of qualified, certified Open Access Participant firms.

             iii. JCC has established and will maintain procedures to notify qualified Open Access Participant firms of available opportunities separate and apart from pre-award, pre-bid, pre-proposal and/or pre-quote conferences, including, when appropriate:

                     - Written notice by certified mail to Open Access Participant firms listed in the directory of certified firms, at least thirty (30) days before a pre-award, pre-bid, pre-proposal or pre-quote conference;

                     -       Advertisements in targeted media at least thirty
                             (30) days prior to a scheduled pre-award, pre-bid, pre-proposal or pre-quote conference;

                     - Following up initial indications of interest by contacting Open Access Participant firms to determine with certainty whether they are interested in bidding;

                     - Advertising contracting and subcontracting opportunities in trade association publications and publications targeted specifically to minorities and women, at least thirty (30) days prior to a scheduled pre-award, pre-bid, pre-proposal or pre-quote conference;

                     - Setting bid dates to give qualified Open Access Participant firms adequate time to prepare bids, quotes and/or proposals after pre-award, pre-bid, pre-proposal or pre-quote conferences have been held.

             iv. Information. JCC shall provide Open Access Participant firms with adequate information about the plans, specifications and/or requirements of all contract opportunities.

             v. When appropriate, JCC shall provide Newcorp with bid specifications, plans and/or contract requirements, at least thirty (30) days prior to the bid or response date.

             vi. Community Resources. JCC has and will continue to use the services of available minority and women's community organizations; minority and women's contractors' groups; local, state and federal minority and women's business assistance offices; disability rights organizations; and other organizations that provide assistance in the recruitment and placement of Open Access Participant firms and in the recruitment of firms eligible for certification as Open Access Participant firms.

             vii. Preliminary Meetings. JCC shall hold preliminary meetings to inform interested Open Access Participant firms of service and supply contracting opportunities.

             viii. Follow-Up. JCC shall follow up initial indications of interest by contacting Open Access Participant firms to determine with certainty whether they are interested in obtaining service or supply contracts.

             ix. Advertisement. Where appropriate, JCC shall advertise in general circulation and trade and professional association publications, concerning service and supply contracting opportunities, and will allow contractors reasonable time to respond.

             x. Written Notice. JCC shall take the steps necessary, when reasonable time constraints permit to provide written notice of service and supply contracting opportunities to Open Access Participant firms, as well as companies that have begun the certification process, and shall allow sufficient time for them to participate effectively.

             xi. Joint Ventures. JCC shall encourage and facilitate the use of joint ventures between Open Access Participant contractors and other contractors, as a means of expanding opportunities for Open Access Participant firms. JCC will continue to look for such opportunities where the resources and abilities of particular Open Access Participant firms will be significantly complemented by association with one or more majority-owned contractors.

         c.          Bidding and Selection.

             i. Good Faith Negotiation. JCC shall negotiate in good faith with interested Open Access Participant firms and will not reject an Open Access Participant firm as unqualified without sound business reasons based on a thorough investigation of its capabilities.

             ii. Disqualification. If JCC rejects an Open Access Participant firm as unqualified, JCC will maintain a written record of its reason(s).

             iii. Participation Records. JCC shall maintain a written record of each supply and service contract, the dollar value of each contract, and the MBE or WBE status of each contractor or subcontractor.

             iv. Changes in Contracts with Open Access Participant Firms. JCC shall strive to ensure that there are no changes to commodity or service contracts or subcontracts with majority-owned firms that deprive MBE or WBE firms of a fair opportunity to participate in the bidding process for such contracts or subcontracts. JCC will give notice to the RDC of any such change and will investigate any complaints by MBE or WBE firms relating to any such changes.

             v. Notice of Changes in Contracts with Open Access Participant Firms. JCC shall strive to ensure that there are no reductions in the price or scope of work in a contract awarded to an MBE or WBE firm that are inconsistent with the objectives of the Open Access Program, as stated in Part I, Subpart B thereof. JCC will give notice to the RDC of any reductions in the price or scope of work of MBE or WBE contracts. JCC will investigate any complaints by MBE or WBE firms relating to reductions in the price or scope of work of their respective contracts.

             vi. Replacement of Contracts with Open Access Participants. JCC shall strive to ensure that majority-owned firms are not substituted for contracted MBE or WBE firms in a manner that is inconsistent with the objectives of the Open Access Program, as stated in Part

I, Subpart B thereof. JCC will give notice to the RDC of any substitution of a majority-owned firm for an MBE or WBE. JCC will investigate any complaints by MBE or WBE firms relating to substituting majority-owned firms for them.

         d. Contract Content and Administration.

             i. Bonding Assistance. JCC shall continue to administer its bonding assistance program, described in Part II, Subpart N of the Open Access Program and in these Open Access Plans.

             ii. Prompt Payment Policy. JCC has adopted and shall continue to implement and enforce a Prompt Payment Policy for all contractors and vendors. Where a supply or service contractor with capitalization of less than $300,000 can demonstrate to JCC an actual need for payment in less than thirty
(30) days for such supply or service contract, JCC will pay said contractor within twenty (20) days of its submission of verifiable invoices for supplies or services. Any supplier or service contractor who has such an understanding with JCC and believes that JCC has failed to comply with its prompt payment commitment should report that to JCC's Accounts Payable Manager.

             iii. Contact Records. JCC maintains and will continue to maintain the following records for each Open Access Participant firm that submits a proposal or is contacted by JCC regarding service or supply contracts:

                     -       Name, address, telephone number.

                     -       Description of information JCC provided.

                     - A statement of whether JCC reached agreement with the Open Access Participant firm, and if not, why not.

             iv. Financing Assistance. JCC will enter into a relationship with one or more financial institutions to provide consulting services and, when possible, financial assistance to disadvantaged vendors and service providers.

         5. Reporting

         JCC will report quarterly to the RDC, the Mayor and the City Council with regard to its progress implementing the contracting provisions of the Open Access Plan for Operation of the Casino in accordance with Part II, Subpart C;
Part IV, Subpart F; and Part V, Subpart B of the Open Access Program.

         Reports will be filed no later than one month after the close of each calendar quarter, with reports due on January 31, April 30, July 31 and October 31, for the quarters ending December 31, March 31, June 30 and September 30, respectively. The first report was filed on October 31, 1994, and covered all previous contracting relating to the operation of the temporary casino. JCC shall submit quarterly reports concerning contracting relating to the operation of the Casino beginning with the report covering the period from July through September 1999, which report is due on October 31, 1999. In the event the opening date for the Casino is scheduled to occur earlier than twelve (12) months after the Effective Date, JCC shall begin reporting on its operations employment activities at least three (3) months before the opening date.

         The quarterly reports shall address:

                     - Efforts undertaken by JCC to publicize the provisions and opportunities of the Casino operations procurement program.

                     - Efforts undertaken by JCC to identify Open Access Participant firms and efforts undertaken to encourage participation in the Casino operations procurement program.

                     - Efforts undertaken by JCC to remedy any inability of Open Access Participant firms to perform procurement contracts or proposed procurement contracts.

                     - A summary of the progress being made toward the Casino operations procurement program's objectives and goals.

                     - The extent to which joint ventures, made up in part of MBEs and/or WBEs, have been utilized by JCC in operating the Casino.

                     - Name, address and phone number of each MBE and WBE that has been contacted by JCC. o Name, address and phone number of each MBE and WBE that responded to requests from JCC.

                     - A list of all service and supply contracts awarded to an MBE or WBE, including for each the date awarded; the type of good(s) or service(s) provided; name, address, phone number, contact person and the racial or gender category of the MBE or WBE.

                     - The number of service and supply contracts awarded to each individual MBE and each individual WBE; and the dollar value of each of those contracts during the reporting period.

                     - Recommendations of JCC to strengthen its Open Access Program.

                     - Forecast of the procurement contracts expected to be awarded, including probable monetary amounts involved, the number and type of contracts to be awarded and expected solicitation dates.

                     - The total dollar volume of service and supply contracts signed during the covered quarter for operation of the Casino and the total dollar volume and percentage of such contracts awarded to MBEs and WBEs during that quarter.

                     - All funds paid to MBE and WBE service and supply contractors on a cumulative basis, the percentage which those funds constitute of the total funds paid as of the end of that quarter, and the aggregate amount of funds paid to MBEs and WBEs as of the end of that quarter.

                     - All funds paid to MBE and WBE service and supply contractors on a month-to-month and quarterly basis and the percentage which those funds constitute of the total funds paid for that period.

                     - In reporting on the four (4) preceding items, funds paid to joint ventures made up in part of MBEs and/or WBEs shall be counted only to the extent of monies actually received by the MBE and/or WBE, excluding any work said MBE and/or WBE subcontracted to a non-Open Access Participant firm.

                     - In the performance of its work on the Casino, an MBE or WBE contractor or subcontractor may enter into second-tier subcontracts consistent with standard industry practices. However, if an MBE or WBE contractor or subcontractor subcontracts a significantly greater portion of the work of its contract or subcontract to a non-MBE or non-WBE than would be expected on the basis of standard industry practices, then that MBE or WBE subcontractor will not be viewed as performing a commercially useful function and JCC may not count such participation towards the MBE or WBE goals under these Open Access Plans.

                     - MBE and WBE manufacturers, suppliers (subject to the immediately following paragraph) and wholesalers will be credited for the entire amount of purchase orders involved, regardless of who does the installation; provided, however, if the installation price paid to a non-MBE or non-WBE contractor exceeds fifty percent

                             (50%) of the purchase price, JCC will receive MBE or WBE credit for the purchase price only. JCC will not double count amounts paid for the purchase of equipment, products or supplies from MBEs or WBEs and amounts paid for installation by MBEs or WBEs.

                     - MBE and WBE suppliers will be given full credit for purchase orders if such suppliers are bona fide business enterprises which maintain inventory for sale to customers (i.e., they are not brokers).

                     - A breakdown of the firms that were certified, decertified and recertified during the quarter and whether they are MBEs or WBEs. In reporting on its progress toward achieving its goals for the quarter, JCC will compare its performance data against the goals as set forth in this Open Access Plan for Operation of the Casino. Therefore, the quarterly report, in addition to the data described above, shall include all data needed to make the calculations described in Part IV, Subparts A and F of the Open Access Program as well as all figures necessary to make those calculations. JCC's quarterly contracting reports will also describe additional efforts to comply with the relevant portions of Part IV, Subpart A of the Open Access Program.

         JCC will include in the report any explanatory or background information which it believes will aid in understanding or interpreting the data being reported and information on any other relevant subjects as requested by the Mayor and/or the City Council.

         Commencing within twelve (12) months after the opening of the Casino, JCC will submit an annual report, in writing, to the City Council on the success of the Open Access Plan for Operation of the Casino regarding the contracting component for operation of the Casino in reducing unemployment, underemployment, chronic unemployment, under utilization of traditionally disadvantaged groups and on the Open Access Program's impact on the community.

         Notwithstanding the foregoing obligations for JCC's quarterly reports, the RDC, the Mayor and the City Council acknowledge that, as an on-going matter, periodic revisions and adjustments to JCC's reporting obligations will be needed. On or before November 20, 1998, representatives of the RDC, the Mayor, the City Council and JCC will meet, at a time and place that is mutually acceptable to the parties, for the purpose of materially reducing the reporting burden upon JCC of the Open Access Program and the Open Access Plans in a manner that is consistent with the Mayor's and the City Council's needs to evaluate fully JCC's performance under the Open Access Program and these Open Access Plans. The representatives identified above will specifically discuss which current reporting obligations (i) could be changed to information that JCC maintains and makes available for inspection by the City and/or the RDC, and
(ii) could remain as or become ongoing reporting obligations. Before becoming effective, any proposed revisions to JCC's reporting obligations emerging from this or comparable meetings must be agreed to in writing by the RDC and the Mayor and must obtain approval by the City Council according to the procedure for adoption of Motions by the City Council.

         6. Certification

         HJC's Certification Process and relevant forms are attached hereto as Addendum E. JCC hereby adopts such Certification Process.

         7. Responsibility

         The members of JCC have the overall responsibility for the success of its efforts to provide expanded contractual opportunities for Open Access Participant firms to provide goods and services for the operation of the Casino. JCC shall require HNOMC to comply with the provisions of the Open Access Program and these Open Access Plans insofar as its contractual duties to JCC bear upon such activities. JCC continues to take full responsibility for any aspects of the implementation of these Open Access Plans that may be delegated to HNOMC.

         a. Administration of Goods and Services Contracting. JCC's Vice President of Government Affairs and Community Relations is specifically delegated responsibility for administration of the goods and services contracting component of the Open Access Plan for the Operation of the Casino. He or she shall be assisted by the Vice-President of Finance of HNOMC.

         b. Implementation of Goods and Services Contracting. JCC's Vice President of Government Affairs and Community Relations has been delegated the responsibility to implement the goods and services contracting component of the Open Access Plan for the Operation of the Casino. He or she shall be assisted by the Director of Purchasing for HNOMC.

                     AMENDED AND RESTATED OPEN ACCESS PLANS
                                       of
                           JAZZ CASINO COMPANY, L.L.C.

                                Executive Summary

         These Amended and Restated Open Access Plans (these "Open Access Plans") have been adopted by Jazz Casino Company, L.L.C., a Louisiana limited liability company ("JCC"). They amend and restate the Final Open Access Plans adopted by Harrah's Jazz Company, a Louisiana general partnership ("HJC"), and approved by the Council of the City of New Orleans (the "City Council") in December 1994, which Final Open Access Plans had been preceded by the Interim Open Access Plans adopted by HJC and approved by the City Council on April 21, 1994. In these Open Access Plans, JCC undertakes an extensive and specific program to enhance economic opportunities for Open Access Participants in the New Orleans area. These Open Access Plans contain provisions addressing the construction and operation of the New Orleans land-based casino operated by JCC (the "Casino") with respect to both employment and contracting. These Open Access Plans are designed to be read in conjunction with and to implement the Open Access Program (the "Open Access Program") attached as Exhibit "C" to the Amended and Restated Lease Agreement, approved by the City Council on October 15, 1998 and effective as of the effective date (the "Effective Date") of HJC's Third Amended Joint Plan of Reorganization, as modified (the "Amended and Restated Lease Agreement"), by and among JCC, the City of New Orleans (the "City") and the Rivergate Development Corporation (the "RDC") and are further designed to be subordinate to the Open Access Program.

         The long-term objectives of the Open Access Program and these Open Access Plans are to enhance participation of MBEs, WBEs and DBEs in the private business sector and to create new employment opportunities and upgrade job skills among traditionally Disadvantaged Individuals. In order to assist in pursuing these objectives, HJC formed an entity known as Newcorp and initially capitalized Newcorp in an amount of $500,000. As provided in Part II, Subpart B of the Open Access Program and in these Open Access Plans, JCC will provide substantial funding to that entity for a period of five (5) years. Newcorp will provide assistance to Open Access Participants through a broad range of activities which are specified in these Open Access Plans. JCC hopes and anticipates that its efforts will contribute to an increase in the actual availability of MBEs, WBEs and DBEs, and of Minority Individuals, women and Persons with Disabilities, qualified for work at various levels of the workforce.

Open Access Plan For Construction of the Casino

         A Casino Construction Advisory Committee has previously been appointed, which Casino Construction Advisory Committee has previously met and will continue to meet at least quarterly to review the progress in pursuing the objectives of the Open Access Program and these Open Access Plans with regard to both employment and contracting in connection with the construction of the Casino and any future renovations thereof.

A.       Employment Component

         In pursuit of its commitment to a non-discriminatory work force wherein persons of various groups are represented approximately at the level of their actual availability in the labor market, JCC adopts as construction employment goals the actual availability numbers ascertained by National Economic Research Associates (NERA) in its Final Disparity Study, filed in September 1994 with the City Council (the "NERA Study"). Those goals are as follows for construction of the Casino:


Minority Individuals
--------------------
Officials and Managers                       12.0%
Professionals                                19.2%
Craft Workers                                43.7%
Apprentices & Laborers                       48.7%

Non-minority Women
------------------
Officials and Managers                       18.6%
Professionals                                7.9%
Craft Workers                                1.8%
Apprentices & Laborers                       1.4%


         These objectives will be utilized not as quotas, but as goals to be kept prominently in mind in an effort to achieve a construction work force that fairly reflects the make-up of the available labor pool. JCC, its general contractors and its subcontractors will ensure that all applicants and employees are treated without regard to their race, color, religion, sex, national origin, age, disability or sexual orientation. JCC therefore hopes and expects to increase its utilization of Minority Individuals, women and Persons with Disabilities as their actual availability in the labor force increases.

         HJC previously entered into a Memorandum of Understanding ("MOU") with each of its general contractors in the form attached as Addendum C to these Open Access Plans, which requires each contractor to comply with all obligations imposed by the Open Access Program or any Open Access Plan adopted under it, including the Open Access Plan for Construction of the Casino. JCC has assumed HJC's obligations under the MOU and will continue to require each of its general contractors to execute a Memorandum of Understanding in the same form and substance as that required by HJC (to the extent any of JCC's general contractors has not previously entered into an MOU). JCC will communicate specifically with each general contractor concerning its duties to contribute to the successful implementation of the Open Access Plan for Construction of the Casino. These duties include oversight of subcontractors and of the project in general so as to assure, among other objectives, maintenance of a non-discriminatory work environment, effective communication with sources for recruitment of Minority Individuals, women and Persons with Disabilities, maintenance of application and hiring records, and reporting to JCC of any alleged instances of employment discrimination. JCC will also monitor, by desk audits and other means, the compliance by its general contractors and subcontractors with the requirements of the Open Access Plan for Construction of the Casino. On the Effective Date, JCC will succeed to HJC's rights under the

Project Agreement with the unions that provide hiring hall services, attached hereto as Addendum D. JCC shall require any union which is or may become a signatory to the Project Agreement to report to JCC at the end of each calendar month on specified information concerning persons seeking to register with the union for job referral, those persons on the union referral list and those persons actually referred for employment. The Open Access Plan for Construction of the Casino also requires the unions to explain why any Minority Individuals, women or Persons with Disabilities who have gone to a union hiring hall were not referred.

         JCC will file quarterly reports, with the RDC, the Mayor of the City of New Orleans (the "Mayor") and the City Council, which shall include numerical information on the total number of individuals employed to work in the construction process during the previous quarter, the number and percentage of persons so employed who were Minority Individuals and women and hours worked --all broken down into four (4) distinct employment categories as set forth in the NERA Study. The report shall further include explanatory and background information, including a description of the steps being taken by JCC and its contractors to satisfy the requirements of the Open Access Plan for Construction of the Casino, as well as other relevant information requested by the Mayor and/or the City Council. In addition, JCC will file monthly reports on certain topics, as specified in Part II, Subpart A.4.d.iv.

B. Contracting Component

         JCC will strive to achieve the following utilization levels with regard to MBEs and non-minority WBEs during the construction phase of the Casino:


MBEs                           19.1%
Non-minority WBEs              10.0%


         The MOU executed by each general contractor requires that all contractors comply with the provisions of the Open Access Program and these Open Access Plans. Enterprises wishing to be considered for a particular contract shall be required to submit information concerning the scope and dollar value of work they will subcontract, and the identities and Open Access Participant status (if any) of each intended subcontractor. A detailed certification process (previously approved by the City Council) is already in place and will continue to be used by JCC. (See Addendum E to these Open Access Plans.)

         In implementing the Open Access Program and these Open Access Plans in the context of construction, JCC will continue to take a number of specific steps designed to increase awareness and opportunity in the MBE, WBE and DBE communities with respect to opportunities to participate in the construction of the Casino. These include, among other steps, a variety of specific efforts to ensure effective communication with MBEs, WBEs and DBEs, including the holding of pre-award meetings relating to contracting opportunities; breaking down subcontracts into smaller dollar units; encouragement of joint ventures; utilization of community resources for purposes of recruitment; and maintenance and regular monitoring of information concerning utilization. JCC will increase its utilization of MBEs, WBEs and DBEs as their actual availability increases.

         In addition, JCC will report quarterly on a range of specific items set forth in the Open Access Program and in these Open Access Plans pertaining to the contracting component of the Open Access Plan for Construction of the Casino. JCC will also file monthly reports on certain topics, as specified in
Part II, Subpart A.4.d.iv.

         Open Access Plan for Operation of the Casino

A. Employment Component

         In pursuit of its commitment to a non-discriminatory work force wherein persons from various groups are represented approximately at the level of their actual availability in the labor market, JCC adopts as employment goals for the operation of the Casino the following actual availability numbers ascertained by NERA in the NERA Study:


Minority Individuals
--------------------
Managers & Professionals                       16.3%
Supervisors                                    26.3%
Technicians                                    32.5%
Support Occupations                            56.0%
Cleaners, Operators, Laborers                  84.0%

Non-minority Women
------------------
Managers & Professionals                       34.5%
Supervisors                                    36.4%
Technicians                                    10.0%
Support Occupations                            27.8%
Cleaners, Operators, Laborers                  4.7%



         As with the Open Access Plan for Construction of the Casino, these objectives will be utilized not as quotas, but as goals to be kept prominently in mind in an effort to achieve an operations work force that fairly reflects the make-up of the available labor pool. They are thus an inclusive tool in JCC's efforts toward achieving a work force that fairly reflects the make-up of the available labor pool. JCC will ensure that all applicants and employees are treated without regard to their race, color, religion, sex, national origin, age, disability or sexual orientation. JCC hopes and expects to increase its utilization of Minority Individuals, women and Persons with Disabilities as their actual availability in the labor force increases.

         A Casino Employment Advisory Committee has previously been appointed, which has been meeting and will continue to meet at least quarterly to review the progress in pursuing the objectives of the Open Access Program and these Open Access Plans with regard to employment in the operation of the Casino.

         JCC will also undertake a range of specific outreach, training, internship, apprenticeship and other compliance-oriented efforts and will ensure that its employment policies comply with the letter and spirit of all existing anti-discrimination laws in all respects. These efforts, which are itemized in detail in the Open Access Plan for Operation of the Casino, will be directed especially, but not exclusively, toward Minority Individuals, women and Disadvantaged Individuals.

         In addition, JCC will implement an Employee Assistance Program addressing child care and child development, home ownership and youth employment.

         JCC will report quarterly the statistical information relating to its total employment, new hires, terminations and training, and on its progress in achieving the objectives of the Open Access Plan for Operation of the Casino.

B. Contracting Component

         In contracting for commodities and professional services relating to the operation of the Casino, JCC will strive to achieve the following goals, based on actual availability as determined by the NERA Study:



                                Pre-Opening Phase


                                                                              Non-minority
                                                             MBEs                 WBEs
                                                             ----                 ----
Professional Services                                        1.9%                 6.8%
Commodities and Non-Professional Services                    3.4%                 7.3%


                             Annual Operating Phase


                                                                              Non-minority
                                                             MBEs                 WBEs
                                                             ----                 ----
Professional Services                                        3.1%                10.3%
Commodities and Non-Professional Services                    7.5%                14.7%


         These percentage goals apply only to the services and commodities that were included in the NERA Study (in areas in which minority-owned and women-owned businesses are available). JCC will increase its utilization of MBEs, WBEs and DBEs as their actual availability increases.

         As in other aspects of the Open Access Program and these Open Access Plans, JCC will provide equal business opportunities for all supply and service contractors with regard to the operation of the Casino. In addition, JCC undertakes to implement a number of specific steps designed to increase awareness and opportunities in the MBE, WBE and DBE communities with respect to opportunities for supply and service contracts with the Casino. Those steps are specifically set forth in the Open Access Plan for Operation of the Casino and include, among other compliance-oriented efforts, efforts to enhance communication with MBEs, WBEs and DBEs; utilization of small contracts; encouragement of joint ventures; utilization of community resources; and maintenance and monitoring of utilization information.

         In addition, JCC will report quarterly on a range of specific items relating to the contracting component of the operation of the Casino.